                                                                     EXHIBIT 2.4

                                                    --------------------------
                                                      U.S. BANKRUPTCY COURT
                                                    NORTHERN DISTRICT OF TEXAS

                                                              FILED
                                                         MARCH 14 2000

                                                    TAWANA C. MARSHALL, CLERK
                                                         BY_____________
                                                              DEPUTY
                                                    --------------------------


                     IN THE UNITED STATES BANKRUPTCY COURT
                       FOR THE NORTHERN DISTRICT OF TEXAS
                                DALLAS DIVISION

IN RE:                                  )
                                        )
NATIONAL ENERGY GROUP, INC. and         )  CASE NO. 98-80258-HCA-11
BOOMER MARKETING CORPORATION,           )  (Jointly Administered)
                                        )
DEBTORS.                                )  Hearing: April 20, 2000
                                        )           9:15 a.m.




            DEBTORS' JOINT DISCLOSURE STATEMENT UNDER SECTION 1125 OF
              THE BANKRUPTCY CODE REGARDING DEBTORS' JOINT PLAN OF
             REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE



                                           Patrick J. Neligan, Jr.
                                           State Bar No. 14866000
                                           Mark E. Andrews
                                           State Bar No. 01253520
                                           NELIGAN, ANDREWS, BRYSON &
                                             FOLEY, L.L.P.
                                           1717 Main Street, Suite 4050
                                           Dallas, Texas 75201

                                           COUNSEL FOR THE DEBTORS
                                           AND DEBTORS IN POSSESSION


Dated: March 14, 2000
       Dallas, Texas

                                 I. INTRODUCTION

         National Energy Group, Inc. ("NEG") and its wholly owned subsidiary, Boomer Marketing Corporation ("BMC"), the above-captioned debtors and debtors in possession herein (collectively, the "Debtors"), submit this Joint Disclosure Statement Pursuant to Section 1125 of the Bankruptcy Code with Respect to Debtors' Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (the "Disclosure Statement"). This Disclosure Statement is to be used in connection with the solicitation of votes on the Debtors' Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated March 14, 2000 (the "Plan"). A copy of the Plan is attached hereto as EXHIBIT A. Unless otherwise defined herein, capitalized terms used herein have the meanings ascribed thereto in the Plan (see Article I of the Plan entitled "Definitions and Construction of Terms").

         For a summary of the proposed treatment of your Claim or Equity Interest under the Plan, please see the chart below.

                         II. NOTICE TO HOLDERS OF CLAIMS

         The purpose of this Disclosure Statement is to enable creditors of the Debtors whose Claims are impaired to make an informed decision in exercising their right to vote to accept or reject the Plan.

         THIS DISCLOSURE STATEMENT CONTAINS INFORMATION THAT MAY BEAR UPON YOUR DECISION TO ACCEPT OR REJECT THE PLAN. PLEASE READ THIS DOCUMENT CAREFULLY.

         On April ____, 2000, the Bankruptcy Court entered an order pursuant to section 1125 of the Bankruptcy Code (the "Disclosure Statement Order") approving this Disclosure Statement as containing information of a kind, and in sufficient detail, adequate to enable a hypothetical, reasonable investor, typical of the solicited holders of Claims against and Equity Interests in the Debtors, to make an informed judgment with respect to the acceptance or rejection of the Plan. A copy of the Disclosure Statement Order is included in the materials accompanying this Disclosure Statement. APPROVAL OF THIS DISCLOSURE STATEMENT BY THE BANKRUPTCY COURT DOES NOT CONSTITUTE A DETERMINATION BY THE BANKRUPTCY COURT REGARDING THE FAIRNESS OR MERITS OF THE PLAN.

         THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN.

         Each holder of a Claim or Equity Interest entitled to vote to accept or reject the Plan should read this Disclosure Statement and the Plan in their entirety before voting. No solicitation of votes to accept or reject the Plan may be made except pursuant to this Disclosure Statement and section 1125 of the Bankruptcy Code. Except for the Debtors and their professionals, no person has been authorized to use or promulgate any information concerning the Debtors, their business, or the Plan, other than the information contained herein, in connection with the solicitation of votes to accept or reject the Plan. No holder of a Claim entitled to vote on the Plan should rely upon any information relating to the Debtors, their business, or the Plan other than that contained in the Disclosure Statement and the exhibits hereto. Unless otherwise indicated, the source of all information set forth herein is the Debtors and their professionals.

         After carefully reviewing this Disclosure Statement, including the attached exhibits, please indicate your acceptance or rejection of the Plan by voting in favor of or against the Plan on the enclosed ballot and returning the same to the address set forth on the ballot, in the enclosed return envelope so that it will be received by the Debtors' tabulation agent, Gloria Myers, no later than 5:00 p.m., Central Time, on May ____, 2000.

         If you do not vote to accept the Plan, or if you are the holder of an unimpaired Claim or an unimpaired Equity Interest, you may be bound by the Plan if it is accepted by the requisite holders of Claims or Equity Interests. See "Confirmation of the Plan -- Solicitation of Votes; Vote Required for Class Acceptance," and "Cramdown" below.

         TO BE SURE YOUR BALLOT IS COUNTED, YOUR BALLOT MUST BE RECEIVED NO LATER THAN 5:00 P.M., CENTRAL TIME, ON MAY ___, 2000. For detailed voting instructions and the name, address, and phone number of the person you may contact if you have questions regarding the voting procedures, see "Confirmation of the Plan -- Solicitation of Votes; Voting Procedures -- Parties In Interest Entitled to Vote" below.

         Pursuant to section 1128 of the Bankruptcy Code, the Bankruptcy Court has scheduled a hearing to consider confirmation of the Plan (the "Confirmation Hearing"), on May ____, 2000, at ___________ __.m., Central Time, in the United States Bankruptcy Court for the Northern District of Texas, Dallas Division. The Bankruptcy Court has directed that objections, if any, to confirmation of the Plan be filed and served on or before May ____, 2000, in the manner described under the caption, "Confirmation of the Plan -- Confirmation Hearing" below.

         THE DEBTORS SUPPORT CONFIRMATION OF THE PLAN AND URGE ALL HOLDERS OF IMPAIRED CLAIMS AND IMPAIRED EQUITY INTERESTS TO ACCEPT THE PLAN.

                         III. EXPLANATION OF CHAPTER 11

A. OVERVIEW OF CHAPTER 11

         Chapter 11 is the principal reorganization chapter of the Bankruptcy Code. Pursuant to chapter 11, the debtor in possession attempts to reorganize its business for the benefit of the debtor, its creditors, and other parties in interest.

         The commencement of a chapter 11 case creates an estate comprising all the legal and equitable interests of the debtor in property as of the date the petition is filed. Sections 1101, 1107, and 1108 of the Bankruptcy Code provide that a debtor may continue to operate its


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


business and remain in possession of its property as a "debtor in possession" unless the bankruptcy court orders the appointment of a trustee. In the present Chapter 11 Cases, the Debtors have remained in possession of their properties and have continued to operate their businesses as debtors in possession.

         The filing of a chapter 11 petition also triggers the automatic stay provisions of the Bankruptcy Code. Section 362 of the Bankruptcy Code provides, inter alia, for an automatic stay of all attempts to collect prepetition claims from the debtor or otherwise interfere with its property or business. Except as otherwise ordered by the bankruptcy court, the automatic stay remains in full force and effect until the effective date of a confirmed plan of reorganization.

         The formulation of a plan of reorganization is the principal purpose of a chapter 11 case. The plan sets forth the means for satisfying the claims against and interests in the debtor. Generally, unless a trustee is appointed, only the debtor may file a plan during the first 120 days of a chapter 11 case (the "Exclusive Period"). However, section 1121(d) of the Bankruptcy Code permits the court to extend or reduce the Exclusive Period upon a showing of "cause." After the Exclusive Period has expired, a creditor or any other party in interest may file a plan, unless the debtor has filed a plan within the Exclusive Period, in which case, the debtor is generally given 60 additional days (the "Solicitation Period") during which it may solicit acceptances of its plan. The Solicitation Period may also be extended or reduced by the court upon a showing of "cause."

B. PLAN OF REORGANIZATION

         Although referred to as a plan of reorganization, a plan may provide anything from a complex restructuring of a debtor's business and its related obligations to a simple liquidation of the debtor's assets. After a plan of reorganization has been filed, the holders of claims against or interests in a debtor are permitted to vote to accept or reject the plan. Before soliciting acceptances of the proposed plan, section 1125 of the Bankruptcy Code requires the debtor to prepare a disclosure statement containing adequate information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment about the plan. This Disclosure Statement is presented to holders of Claims against and Equity Interests in the Debtors to satisfy the requirements of section 1125 of the Bankruptcy Code.

         If all classes of claims and equity interests accept a plan of reorganization, the bankruptcy court may nonetheless still not confirm the plan unless the court independently determines that the requirements of section 1129 of the Bankruptcy Code have been satisfied. Section 1129 sets forth the requirements for confirmation of a plan and, among other things, requires that a plan meet the "best interests" test and be "feasible." The "best interests" test generally requires that the value of the consideration to be distributed to the holders of claims and equity interests under a plan may not be less than those parties would receive if the debtor were liquidated pursuant to a hypothetical liquidation occurring under chapter 7 of the Bankruptcy Code. Under the "feasibility" requirement, the court generally must find that there is a reasonable probability that the debtor will be able to meet its obligations under its plan without the need for further financial reorganization.

         The Debtors believe that the Plan satisfies all the applicable requirements of section 1129(a) of the Bankruptcy Code, including, in particular, the "best interests of creditors" test and the "feasibility" requirement. The Debtors support confirmation of the Plan and urge all holders of impaired Claims and Equity Interests to accept the Plan.

         Chapter 11 does not require that each holder of a claim against or interest in a debtor vote in favor of a plan of reorganization in order for the bankruptcy court to confirm the plan. At a minimum, however, the plan must be accepted by a majority in number and two-thirds in amount of those claims actually voting in at least one class of impaired claims under the plan. The Bankruptcy Code also defines acceptance of the plan by a class of equity interests (equity securities) as acceptance by holders of two-thirds of the number of shares actually voting. In the present case, only the holders of Claims or Equity Interests who actually vote will be counted as either accepting or rejecting the Plan.

         In addition, classes of claims or equity interests that are not "impaired" under a plan of reorganization are conclusively presumed to have accepted the plan and thus are not entitled to vote. Accordingly, acceptances of a plan will generally be solicited only from those persons who hold claims or equity interests in an impaired class. A class is "impaired" if the legal, equitable, or contractual rights attaching to the claims or equity interests of that class are modified in any way under the plan. Modification for purposes of determining impairment, however, does not include curing defaults and reinstating maturity or payment in full in cash. ALL CLASSES OF CLAIMS AND EQUITY INTERESTS ARE IMPAIRED UNDER THE PLAN. CLASS 13 (PREFERRED EQUITY INTERESTS), CLASS 14 (COMMON EQUITY INTERESTS), AND CLASS 15 (BMC EQUITY INTERESTS) ARE DEEMED TO HAVE REJECTED THE PLAN AND THEREFORE ARE NOT ENTITLED TO VOTE ON THE PLAN. ADMINISTRATIVE CLAIMS, PRIORITY TAX CLAIMS, AND INVOLUNTARY GAP CLAIMS ARE UNCLASSIFIED; THEIR TREATMENT IS PRESCRIBED BY THE BANKRUPTCY CODE, AND THE HOLDERS OF SUCH CLAIMS ARE NOT ENTITLED TO VOTE ON THE PLAN. ACCORDINGLY, EACH HOLDER OF A CLAIM (OTHER THAN AN ADMINISTRATIVE CLAIM, A PRIORITY TAX CLAIM, OR AN INVOLUNTARY GAP CLAIM) IS ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN.

         The bankruptcy court may also confirm a plan of reorganization even though fewer than all the classes of impaired claims and interests accept it. For a plan of reorganization to be confirmed despite its rejection by a class of impaired claims or interests, the proponents of the plan must show, among other things, that the plan does not "discriminate unfairly" and that the plan is "fair and equitable" with respect to each impaired class of claims or interests that has not accepted the plan.

         Under section 1129(b) of the Bankruptcy Code, a plan is "fair and equitable" as to a class of rejecting claims if, among other things, the plan provides: (a) with respect to secured claims, that each such holder will receive or retain on account of its claim property that has a value, as of the effective date of the plan, equal to the allowed amount of such claim; and (b) with respect to unsecured claims and equity interests, that the holder of any claim or equity interest that is junior to the claims or equity interests of such class will not receive or retain on account of such junior claim or equity interest any property at all unless the senior class is paid in full.

         A plan does not "discriminate unfairly" against a rejecting class of Claims if (a) the relative value of the recovery of such class under the plan does not differ materially from that of any class (or classes) of similarly situated Claims, and (b) no senior class of Claims is to receive more than 100% of the amount of the Claims in such class.

         The Debtors believe that the Plan has been structured so that it will satisfy these requirements as to any rejecting Class of Claims or Equity Interests, and can therefore be confirmed, if necessary, over the objection of any Classes of Claims or Equity Interests. The Debtors, however, reserve the right to request confirmation of the Plan under the "cramdown" provisions of section 1129 of the Bankruptcy Code.

                             IV. SUMMARY OF THE PLAN

A. GENERAL OVERVIEW

         The Plan sets up an efficient and cost-effective mechanism for the payment of Claims. The Plan provides for (i) continuation of NEG's oil and gas business operations; (ii) for Secured Claims, including the Amos Secured Claim in the amount of $25 million, payment in full; (iii) for certain Classes of claimants involved in litigation with NEG, payment of Cash not to exceed $10,000 if such Class accepts the Plan or, alternatively, if rejected by such Class, Cash in the amount of 56.5% of any Allowed Claim in such class; (iv) for small unsecured Claims, payment of Cash equal to 80% of the Allowed Claim; (v) for Bondholders (excluding Amos), depending on whether the Class of Bondholder Claims accepts the Plan and subject to the Bankruptcy Court's determination, either (A) payment of Cash equal to 56.5% of the face value of each Bond or (B) a pro rata share of the Cash that Bondholders would receive in a liquidation of the Debtors plus a pro rata beneficial interest in a trust consisting of certain causes of action, two properties of NEG, and $250,000 in Cash(2); (vi) for trade creditors, payment of Cash equal to 75% of any Allowed Claim; and (vii) retention by each of the preferred and common shareholder equity interests in NEG; provided that both the preferred and common equity interests may, at the option of Amos, be deemed cancelled and reissued to holders in a form to be determined by Amos. Neither NEG's preferred shareholders, nor NEG's common shareholders are entitled to vote on the Plan and have been deemed for all purposes to have rejected it in its entirety. The Plan further provides that NEG's existing officers and directors shall continue as the officers and directors of reorganized NEG until otherwise replaced in accordance with NEG's bylaws.

         The Debtors believe, and will demonstrate at the Confirmation Hearing, that confirmation and consummation of the Plan are in the best interests of creditors and that the Plan will provide maximum return to creditors.



----------
(2) In any event, all Bonds not currently held by Amos will be deemed transferred Amos in consideration of the treatment provided to Bondholders in the Plan.

B. CLASSIFICATION AND TREATMENT

         The following is a summary of the classification and treatment of Claims and Equity Interests under the Plan. The Administrative Claims, Priority Tax Claims, and Involuntary Gap Claims shown below constitute the Debtors' estimate of the amount of such Claims to be paid in Cash on the Initial Distribution Date, taking into account amounts paid or projected to be paid prior to that date. The total amount of Claims shown below reflects the Debtors' current estimate of the likely amount of such Claims, after the resolution by settlement or litigation of Claims that the Debtors believe are subject to disallowance or reduction. Reference should be made to the entire Disclosure Statement and to the Plan for a complete description of the classification and treatment of Claims and Equity Interests.

         THIS IS ONLY A SUMMARY OF CERTAIN PROVISIONS OF THE PLAN. THE PLAN INCLUDES OTHER PROVISIONS THAT MAY AFFECT YOUR RIGHTS. YOU ARE URGED TO READ THE PLAN IN ITS ENTIRETY BEFORE VOTING ON THE PLAN.


         1. UNCLASSIFIED CLAIMS AGAINST THE DEBTORS

         Unclassified Claims against the Debtors consist of Administrative Claims, Priority Tax Claims, and Involuntary Gap Claims in accordance with section 1123(a)(1) of the Bankruptcy Code. Based on their books and records and their projections for future expenses, the Debtors presently estimate the amounts of such Claims as follows:

                    Administrative Claims             $6,600,000
                    Priority Tax Claims               $  500,000
                    Involuntary Gap Claims            $1,750,000

         The above estimate of Administrative Claims consists of the following:

                    Post-Petition Trade Claims        $2,250,000
                    Professional Fees and Expenses     2,250,000
                    Severance/Stay Bonus               2,000,000
                    Miscellaneous                        100,000


         All professional fees and expenses are subject to review and approval by the Bankruptcy Court pursuant to section 330 of the Bankruptcy Code.

         The holder of any Administrative Claim, other than (i) a Fee Claim,
(ii) a liability incurred and paid in the ordinary course of business by the Debtors, or (iii) an Allowed Administrative Claim, must file with the Bankruptcy Court, and serve on the Debtors and their counsel, notice of such Administrative Claim within thirty (30) days after the Effective Date. Such notice must include at a minimum (i) the Debtor(s) that are liable for the Claim, (ii) the name of the holder of the Claim, (iii) the amount of the Claim, and (iv) the basis of the Claim.

Failure to file timely and properly the notice required under section 2.1(a) of the Plan shall result in the Administrative Claim being forever barred and discharged.

         Each Professional who holds, or asserts, an Administrative Claim that is a Fee Claim for compensation for services rendered and reimbursement of expenses incurred prior to the Effective Date shall be required to file with the Bankruptcy Court and serve on all parties required to receive such notice, a Fee Application within sixty (60) days of the Effective Date. Failure to file timely a Fee Application as required under section 2.1(b) of the Plan shall result in the Fee Claim being forever barred and discharged.

         An Administrative Claim with respect to which notice has been properly filed pursuant to section 2.1(a) of the Plan shall become an Allowed Administrative Claim if no objection is filed within thirty (30) days after its filing and service. If an objection is filed within such thirty (30) day period, the Administrative Claim shall become an Allowed Administrative Claim only to the extent Allowed by Final Order. An Administrative Claim that is a Fee Claim, and with respect to which a Fee Application has been properly filed pursuant to section 2.1(b) of the Plan, shall become an Allowed Administrative Claim only to the extent allowed by Final Order of the Bankruptcy Court.

         Each holder of an Allowed Administrative Claim shall receive the amount of such holder's Allowed Administrative Claim in Cash on or before the Initial Distribution Date, or shall receive such other treatment as agreed upon in writing by the Debtors and such holder; provided, however, that an Administrative Claim representing a liability incurred in the ordinary course of business by the Debtors may be paid in the ordinary course of business by the Debtors; and provided, further, that the payment of an Allowed Administrative Claim representing a right to payment under sections 365(b)(1)(A) and 365(b)(1)(B) of the Bankruptcy Code may be made in one or more Cash payments over a period of eighteen (18) months or such other period as is determined to be appropriate by the Bankruptcy Court.

         Each holder of an Allowed Priority Tax Claim shall receive, at the option of the Reorganized Debtor, (i) the full amount of such holder's Allowed Claim in one Cash payment on or before the Initial Distribution Date; (ii) the amount of such holder's Allowed Claim, with interest accruing after the Confirmation Date thereon, in equal quarterly Cash payments of principal and interest at 7% per annum commencing on July 1, 2000, and continuing to that the entire Allowed Priority Tax Claim is satisfied in full on or prior to the sixth
(6th) anniversary of the date of assessment of such Claim; or (iii) such other treatment as may be agreed upon in writing by the Reorganized Debtor and such holder.

         Each holder of an Allowed Involuntary Gap Claim shall receive the full amount of such Allowed Involuntary Gap Claim in one Cash payment on or before the Initial Distribution Date.

         Pursuant to 28 U.S.C. Section 1930(a)(6), the statutory fees of the United States Trustee shall be paid in Cash as such fees become due and payable.

         2. CLASSIFIED CLAIMS AND INTERESTS

         The following is an estimate of the numbers and amounts of classified Claims and Equity Interests to receive treatment under the Plan:

-----------------------------------------------------------------------------------------
               CLASS                                        TREATMENT
-----------------------------------------------------------------------------------------
Class 1 -- Other Priority Claims            Impaired.

                                            Holder shall receive (i) amount of Allowed
                                            Claim in one Cash payment on or as soon as
                                            practicable after Initial Distribution Date;
                                            or (ii) other treatment as agreed in writing
                                            by Debtors and holder.

-----------------------------------------------------------------------------------------
Class lA -- Other Priority Claims           Impaired.

                                            Holder shall receive (i) amount of Allowed
                                            Claim in one Cash payment on or as soon as
                                            practicable after Initial Distribution Date;
                                            or (ii) other treatment as agreed in writing
                                            by Debtors and holder.

-----------------------------------------------------------------------------------------
Class lB -- BMC Other Priority Claims       Impaired.

                                            Holder shall receive (i) amount of Allowed
                                            Claim in one Cash payment on or as soon as
                                            practicable after Initial Distribution Date;
                                            or (ii) other treatment as agreed in writing
                                            by Debtors and holder.

-----------------------------------------------------------------------------------------
Class 2 -- Amos Secured Claim               Impaired.

                                            Indebtedness giving rise to Allowed Amos
                                            Claim shall remain in place, and Amos shall
                                            receive payments as agreed to in writing by
                                            Debtors and Amos. As security for payments,
                                            Amos shall retain all rights provided in all
                                            documents creating, evidencing, or securing
                                            Allowed Amos Secured Claim.
-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
               CLASS                                        TREATMENT
-----------------------------------------------------------------------------------------
Class 2 -- Amos Secured Claim               Impaired.

                                            Indebtedness giving rise to Allowed Amos
                                            Secured Claim shall remain in place, and
                                            Amos shall receive payments as agreed to in
                                            writing by Debtors and Amos. As security for
                                            payments, Amos shall retain all rights
                                            provided in all documents creating,
                                            evidencing, or securing Allowed Amos Secured
                                            Claim.

-----------------------------------------------------------------------------------------
Class 3 -- Kauffman County Secured Claim    Impaired.

                                            Holder shall receive four equal quarterly
                                            payments of Cash, beginning on the Initial
                                            Distribution Date. The amount of such
                                            payments shall be calculated to provide full
                                            satisfaction of the Allowed Kauffman County
                                            Secured Claim plus accrued interest thereon,
                                            from and after the Effective Date, at the
                                            federal civil judgment rate.

-----------------------------------------------------------------------------------------
Class 4 -- Baker Atlas Secured Claim        Impaired.

                                            Holder shall receive, on or before the
                                            Initial Distribution Date, Cash in full
                                            amount of Allowed Baker Atlas Secured Claim.

-----------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
               CLASS                                        TREATMENT
--------------------------------------------------------------------------------
Class 5 -- Other Secured Claims             Impaired.

                                            Holder shall receive, on or before
                                            the Initial Distribution Date, (i)
                                            return of Collateral in full
                                            satisfaction of Other Secured Claim;
                                            (ii) payment in Cash in an amount
                                            equivalent to the lesser of (A) the
                                            value of party's Collateral or (B)
                                            the full amount of Other Secured
                                            Claim; (iii) treatment of Other
                                            Secured Claim in accordance with
                                            sections 1124(2) or 1129(b)(2) of
                                            the Bankruptcy Code; (iv) return of
                                            a portion of such party's Collateral
                                            and deferred Cash payments totaling
                                            the remaining value of such party's
                                            Collateral retained by the Debtors;
                                            or (v) other treatment as may be
                                            agreed to in writing by Secured
                                            Creditor and Debtors.

Class 5A -- Other Secured Claims            Impaired.

                                            Holder shall receive, on or before
                                            the Initial Distribution Date, (i)
                                            return of Collateral in full
                                            satisfaction of Other Secured Claim;
                                            (ii) payment in Cash in an amount
                                            equivalent to the lesser of (A) the
                                            value of party's Collateral or (B)
                                            the full amount of Other Secured
                                            Claim; (iii) treatment of Other
                                            Secured Claim in accordance with
                                            sections 1124(2) or 1129(b)(2) of
                                            the Bankruptcy Code; (iv) return of
                                            a portion of such party's Collateral
                                            and deferred Cash payments totaling
                                            the remaining value of such party's
                                            Collateral retained by the Debtors;
                                            or (v) other treatment as may be
                                            agreed to in writing by Secured
                                            Creditor and Debtors.
--------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
               CLASS                                        TREATMENT
-----------------------------------------------------------------------------------------
Class 5B -- BMC Secured Claims              Impaired.

                                            Holder shall receive, on or before the Initial
                                            Distribution Date, (i) return of Collateral in
                                            full satisfaction of Other Secured. Claim;
                                            (ii) payment in Cash in an amount equivalent
                                            to the lesser of (A) the value of party's
                                            Collateral or (B) the full amount of Other
                                            Secured Claim; (iii) treatment of Other
                                            Secured Claim in accordance with sections
                                            1124(2) or 1129(b)(2) of the Bankruptcy Code;
                                            (iv) return of a portion of such party's
                                            Collateral and deferred Cash payments totaling
                                            the remaining value of such party's Collateral
                                            retained by the Debtors; or (v) other
                                            treatment as may be agreed to in writing by
                                            Secured Creditor and Debtors.

-----------------------------------------------------------------------------------------
Class 6 -- Southerland Tort Claims          Impaired.

                                            If Class 6 accepts Plan, (A) holders shall
                                            receive, in aggregate, $10,000 in Cash on or
                                            before Initial Distribution Date; and (B)
                                            nothing in Plan shall prejudice right of any
                                            holder to seek recovery under any insurance
                                            policy maintained by Debtors as of Petition
                                            Date.

                                            If Class 6 does not accept Plan, each holder
                                            shall receive, within 30 days after Claim
                                            becomes Allowed Claim, Cash equal to 56.5%
                                            of Allowed Claim.

-----------------------------------------------------------------------------------------
Class 7 -- Buckles Class Action Claim      Impaired.

                                            If Class 7 accepts Plan, holder shall
                                            receive $10,000 in Cash on or before Initial
                                            Distribution Date.

                                            If Class 7 does not accept Plan, holder
                                            shall receive, within 30 days after Claim
                                            becomes Allowed Claim, Cash equal to 56.5%
                                            of Allowed Claim.
-----------------------------------------------------------------------------------------

                                       12

-----------------------------------------------------------------------------------------
               CLASS                                        TREATMENT
-----------------------------------------------------------------------------------------
Class 8 -- Milton Vaughn Claim              Impaired.

                                            If Class 8 accepts Plan, (A) holders shall
                                            receive, in aggregate, $10,000 in Cash on or
                                            before Initial Distribution Date; and (B)
                                            nothing in Plan shall prejudice right of any
                                            holder to seek recovery under any insurance
                                            policy maintained by Debtors as of Petition
                                            Date.

                                            If Class 8 does not accept Plan, each holder
                                            shall receive, within 30 days after Claim
                                            becomes Allowed Claim, Cash equal to 56.5%
                                            of Allowed Claim.

-----------------------------------------------------------------------------------------
Class 9 -- Landry Claim                     Impaired.

                                            If Class 9 accepts Plan, (A) holder shall
                                            receive $1,000 in Cash on or before Initial
                                            Distribution Date; and (B) nothing in Plan
                                            shall prejudice right of any holder to seek
                                            recovery under any insurance policy
                                            maintained by Debtors as of Petition Date.
                                            If Class 9 does not accept Plan, holder
                                            shall receive, within 30 days after Claim
                                            becomes Allowed Claim, Cash equal to 56.5%
                                            of Allowed Claim.
-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
               CLASS                                        TREATMENT
-----------------------------------------------------------------------------------------
Class 10 -- Bondholder Claims               Impaired.

                                            If Class 10 accepts Plan, holder shall
                                            receive Cash equal to 56.5% of principal
                                            amount of Bonds owned by holder.

                                            If Class 10 does not accept Plan, holder
                                            shall receive, as determined by Bankruptcy
                                            Court, either (i) Cash equal to 56.5% of
                                            principal amount of Bonds owned by holder or
                                            (ii)(A) Cash equal to Non-Arnos Bondholder
                                            Recovery Percentage of principal amount of
                                            Claim and (B) beneficial interest in
                                            Creditors' Trust equal to percentage that
                                            such Creditor's Allowed Non-Arnos Bondholder
                                            Claim bears to total of all Allowed Non-Arnos
                                            Bondholder Claims.

                                            In any event, in consideration for treatment
                                            under Plan, holder shall be deemed to have
                                            transferred Bondholder Claim to Arnos as of
                                            Effective Date. Payment and transfer shall
                                            occur by delivery to Exchange Agent of such
                                            holder's Bonds in transferable form for
                                            delivery to Arnos.

-----------------------------------------------------------------------------------------
Class 11 -- Trade Claims                    Impaired.

                                            Holder shall receive, on or before Initial
                                            Distribution Date, Cash equal to 75% of
                                            amount of such Claim.

-----------------------------------------------------------------------------------------
Class 1lA -- Trade Claims                   Impaired.

                                            Holder shall receive, on or before Initial
                                            Distribution Date, Cash equal to 75% of
                                            amount of such Claim.

-----------------------------------------------------------------------------------------
Class 1lB -- BMC Trade Claims              Impaired.

                                           Holder shall receive, on or before Initial
                                           Distribution Date, Cash equal to 75% of
                                           amount of such Claim.
-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
               CLASS                                        TREATMENT
-----------------------------------------------------------------------------------------
Class 12 -- Intercompany Claims             Impaired.

                                            All Intercompany Claims shall be disallowed
                                            and shall not receive any distribution under
                                            the Plan.

-----------------------------------------------------------------------------------------
Class 13 -- Preferred Equity Interests      Impaired.


                                            Holder shall retain such interest; provided,
                                            however, that as partial consideration for
                                            capitalization of Reorganized Debtor by
                                            Arnos, Preferred Equity Interests may, at
                                            option of Arnos, be deemed canceled and
                                            reissued to holders of Preferred Equity
                                            Interests in form to be determined by Arnos.

-----------------------------------------------------------------------------------------
Class 14 -- Common Equity Interests         Impaired.

                                            Holder shall retain such interest; provided,
                                            however, that as partial consideration for
                                            capitalization of Reorganized Debtor by
                                            Arnos, Common Equity Interests may, at option
                                            of Arnos, be deemed canceled and reissued to
                                            holders of Common Equity Interests in form
                                            to be determined by Arnos.

-----------------------------------------------------------------------------------------
Class 15 -- BMC Equity Interests            Impaired.


                                            Upon substantive consolidation of NEG and
                                            BMC, BMC Equity Interests will be cancelled
                                            as of Effective Date, and holder shall not
                                            receive any distribution or retain any
                                            interest on account of BMC Equity Interests.
-----------------------------------------------------------------------------------------


C. MEANS OF IMPLEMENTATION OF THE PLAN

         1. DISTRIBUTIONS

         The Reorganized Debtor shall make all distributions from Cash on hand to holders of Allowed Claims, other than the distributions to be made to holders of Allowed Non-Arnos Bondholder Claims. Distributions to holders of Allowed Bondholder Claims will be made as follows:

                  (i) Cash Package. If Class 10 accepts the Plan (or if Class 10 rejects the Plan and the Bankruptcy Court determines that the 56.5% Cash option is in the better interests of holders of Non-Arnos Bondholder Claims), Arnos shall deliver to the Exchange Agent, within five (5) business days after the Effective Date, a portion of the Escrowed Funds equal to 56.5% of the aggregate principal amount of the Non-Arnos Bondholder Claims for distribution to holders of such Claims in accordance with Article 4.11(b)(i) of the Plan. Arnos shall retain the remainder of the Escrowed Funds.

                  (ii) Liquidation/Creditors' Trust Package. If Class 10 does not accept the Plan and the Bankruptcy Court determines that the combination of the liquidation-amount recovery and the Creditors' Trust is in the better interests of holders of Non-Arnos Bondholder Claims, within five (5) business days after the Effective Date, (i) Arnos shall deliver to the Exchange Agent a portion of the Escrowed Funds equal to the Non-Arnos Bondholder Recovery Percentage of the aggregate principal amount of the Non-Arnos Bondholder Claims, and (ii) NEG shall transfer all of the Creditors' Trust Assets to the Creditors' Trust. Arnos shall retain the remainder of the Escrowed Funds.

         2. EXCHANGE AGENT

         The Exchange Agent shall have the powers, duties and obligations specified in the Plan and in the Exchange Agent Agreement, which will be filed no fewer than fifteen (15) days prior to the Confirmation Hearing. The liability of the Exchange Agent will be limited so that he shall not be liable for his actions in connection with his performance of his obligations under this Plan unless he has been guilty of willful fraud or gross negligence. The Exchange Agent shall not be required to give a bond for the faithful performance of his duties hereunder.

         3. CREDITORS' TRUST

         Generally. If Class 10 does not accept the Plan and the Bankruptcy Court determines that the combination of the liquidation-amount recovery and the Creditors' Trust is in the better interests of holders of Non-Arnos Bondholder Claims, the Creditors' Trust shall be established as of the Effective Date by execution of the Creditors' Trust Agreement and the transfer of the Creditors' Trust Assets to the Creditors' Trustee pursuant to the terms and conditions thereof.

         Creditors' Trust Assets. The Creditors' Trust Assets consist of all of the Debtors' and their Estates' right, title, and interest in and to the following assets: (i) Avoidance Actions, defined as any action arising in the Chapter 11 Cases for avoidance and recovery of obligations, transfers of property or interests in property pursuant to sections 544, 545, 547, 548, 550 and/or 551 of the Bankruptcy Code, subject to the limitation set forth in section 13.1 of the Plan; plus the Transferred Causes of Action, defined as all causes of action held by the Debtors as of the Petition Date and which are unrelated to the operating assets retained by the Reorganized Debtor pursuant to the Plan; (ii) the Lake Mongoulois Property; (iii) the Mustang Island Property, and (iv) Cash in the amount of $250,000.

         Lake Mongoulois Property. The Lake Mongoulois Property consists of NEG's 50% working interest in the Lake Mongoulois Field in St. Martin Parish, Louisiana, which working interest NEG acquired from EEX Corporation ("EEX") in February 1998. The LMU #17 has been the lone producing well that has held the unit, although the LMU #17 has not produced in the past several months. When the well has produced, it has been capable of producing one day a month for +/- 10 barrels of oil after an extended shut-in period. NEG operates the field with existing personnel out of the Bayou Sorrel Area. Texaco discovered the Lake Mongoulois Field in 1938 and by the late 1950s had drilled 71 wells, of which 47 were productive and 24 were plugged and abandoned as dry holes. Peak production for the field averaged 1,870 Bopd and 5,900 Mcf/d. Cumulative production for the field is +/- 20 Mmbo and +/- 62 Bcf of gas. Ten Miocene and ten Oligocene sands (2100' to 12,000') have produced around the faulted salt dome structure, with the majority of the production coming from the Marg. Vag. and Cib. Haz. sands. NEG has projected a $1.9 million net plugging and abandonment liability ($1.7 million negative PV-10 value). Netherland, Sewell & Associates, Inc., a leading petroleum engineering and geologic consulting firm, concurred with this estimate for purposes of preparing its reserve report for NEG. NEG has solicited nonbinding bids from several third-party contractors and the average of those bids, net to NEG, has been approximately $3.4 million.

         Mustang Island Property. The Mustang Island Property consists of NEG's various interests in leases, wells, and equipment in the Mustang Island area in Nueces County, Texas. NEG acquired these interests between 1994 and 1998 from LLOG, Petrotex Engineering, UMC Petroleum, Germany Oil, and the State of Texas. Offshore equipment consists of three monopods and two platforms with nine wells. Two wells are active, the SL904 GU #1 and 773-L (NW/4) #1. The 773-L #1 produces only one day a month for leasehold purposes, although NEG has also paid shut-in royalties under the lease. Another well, the ST 901 #2, became loaded with water and went offline effective as of February 5, 2000. The current respective rates of the SL 904 GU #1 are 640 Mcf/d, 42 Bopd and 210 Bwpd at 2,700 psig FTP and 45 Bopd, 105 Mcf/d and 640 Bwpd at 450 psig FTP. Produced waste is disposed offshore via separation at the platform. Oil and gas are transported through NEG pipelines to a shore facility located on Mustang Island. Additional processing equipment and storage tanks are located at this site and allow for the trucking of crude oil. Gas is transported through an NEG pipeline that crosses the Laguna Madre into a gas plant facility located in the Flour Bluff community. Custody transfer of the gas occurs at the sales meter located on plant property. NEG has projected a $3.5 million net plugging and abandonment liability. Netherland, Sewell & Associates, Inc. has concurred with this estimate for purposes of preparing its reserve report. The City of Corpus Christi requires storm choke inspections on wellbores every two years, and the inspection on the NEG properties is due before the end of 1999.

         4. REVESTING OF ASSETS

         Except as otherwise provided in the Plan or the Confirmation Order, upon the Effective Date, all property of the Debtors' Estates, wherever situated, shall vest in, or remain the property of, the Reorganized Debtor free and clear of all Claims. All causes of action of the Debtors' Estates, including all Avoidance Actions, shall be preserved and vest in the Reorganized Debtor; provided, however, that if Class 10 does not accept the Plan and the Bankruptcy Court confirms the Plan in accordance with Article 4.11(b)(ii)(B) thereof, all of the Transferred Causes of Action shall be transferred to the Creditors' Trust.

         5. DISCHARGE OF DEBTORS

         Except as otherwise provided in the Plan, all consideration distributed under the Plan shall be in exchange for, and in complete satisfaction, discharge, and release of, all Claims of any nature whatsoever against the Debtors or any of their assets or properties; and except as otherwise provided herein, upon the Effective Date, the Debtors and their successors in interest shall be deemed discharged and released pursuant to section 1141(d)(1)(A) of the Bankruptcy Code from any and all Claims treated in the Plan, as well as all other Claims, demands and liabilities that arose before the Effective Date, and all debts of the kind specified in section 502(g), 502(h), or 502(i) of the Bankruptcy Code, whether or not (a) a proof of Claim based upon such debt is filed or deemed filed under section 501 of the Bankruptcy Code; (b) a Claim based upon such debt is Allowed under section 502 of the Bankruptcy Code; (c) the holder of a Claim based upon such debt has accepted this Plan; or (d) the Claim has been Allowed, disallowed, or estimated pursuant to section 502(c) of the Bankruptcy Code. Except as otherwise provided in the Plan, the Confirmation Order shall be a judicial determination of discharge of all liabilities of the Debtors and their successors in interest other than those obligations specifically set forth pursuant to this Plan.

         6. INJUNCTION

         Except as otherwise provided in the Plan, from and after the Confirmation Date, all holders of Claims against and Equity Interests in the Debtors are permanently restrained and enjoined (a) from commencing or continuing in any manner, any action or other proceeding of any kind with respect to any such Claim or Equity Interest against the Debtors, their Assets, or the Reorganized Debtor or against their financial advisors or attorneys; (b) from enforcing, attaching, collecting, or recovering by any manner or means, any judgment, award, decree, or order against the Reorganized Debtor, its Assets, the Debtors, the Committee or against their financial advisors or attorneys; (c) from creating, perfecting, or enforcing any encumbrance of any kind against the Reorganized Debtor, its Assets, the Debtors or the Committee or against their financial advisors or attorneys; (d) from asserting any setoff, right of subrogation, or recoupment of any kind against any obligation due the Debtors; and (e) from performing any act, in any manner, in any place whatsoever, that does not conform to or comply with the provisions of the Plan; provided, however, that each holder of a Contested Claim may continue to prosecute its proof of Claim in the Bankruptcy Court and all holders of Claims and Equity Interests shall be entitled to enforce their rights under the Plan and any agreements executed or delivered pursuant to or in connection with the Plan.

         7. REVOCATION OF PLAN

         The Debtors reserve the right to revoke and withdraw the Plan before the entry of the Confirmation Order. If the Debtors revoke or withdraw this Plan, or if confirmation of this Plan does not occur, then, with respect to the Debtors, this Plan shall be deemed null and void and nothing contained herein shall be deemed to constitute a waiver or release of any Claims by or against the Debtors, as the case may be, or any other Person or to prejudice in any manner the rights of such Debtors or Debtor, as the case may be, or person in any further proceedings involving such Debtors.

         8. REORGANIZED DEBTOR'S BOARD OF DIRECTORS

         The initial board of directors of the Reorganized Debtor shall consist of the following persons: Bob G. Alexander (Chairman), Jim L. David, Russell L. Glass, Martin Hirsch, Robert H. Kite, Robert J. Mitchell, and Jack G. Wasserman.

         9. REORGANIZED DEBTOR'S EXECUTIVE OFFICERS

         The initial executive officers of the Reorganized Debtor shall include the following persons: Bob G. Alexander (President and Chief Executive Officer), Jim L. David (Assistant to the President), Philip D. Devlin (Vice President, General Counsel and Secretary), R. Kent Lueders (Vice President, Corporate Development), and Melissa H. Rutledge (Vice President, Controller and Chief Accounting Officer). Such executive officers shall be compensated at their current compensation levels or such other levels as may be determined by the Board of Directors of the Reorganized Debtor.

         10. CHARTER AND BYLAWS

         The charter and bylaws of the Reorganized Debtor shall be created or amended as of the Effective Date as necessary (a) to satisfy the provisions of this Plan; (b) to prohibit the issuance of nonvoting equity securities as required by section 1123(a)(6) of the Bankruptcy Code; and (c) to prohibit the transfer of any Equity Interest in the Reorganized Debtor to or by any Person who is, was or would become as a result of such transfer, a "5% shareholder" within the meaning of 26 U.S.C. Section 382.

         11. AMENDMENT TO INDENTURE FOR BONDS

         The Indenture for the Bonds shall be amended substantially in the manner reflected in the Amended Indenture attached as Exhibit "1" to the Plan.

         12. BONDS NOT DISCHARGED

         Pursuant to the Plan, Arnos shall acquire all of the Bonds. Following Confirmation of the Plan, the Bonds shall remain outstanding and shall be paid either under the terms of the Amended Indenture attached to the Plan as Exhibit "1" or on such other terms as are agreed between the Reorganized Debtor and Arnos.

         13. PURCHASE OF ADDITIONAL COMMON AND/OR PREFERRED STOCK

         On the Effective Date, Arnos or an affiliate of Arnos shall pay at least $2.0 million to the Reorganized Debtor to purchase from the Reorganized Debtor additionally issued shares of the Reorganized Debtor's common and/or preferred stock such that Arnos or its affiliate will own up to 49.9% of the value of all issued and outstanding common and preferred stock of the Reorganized Debtor.

D. EXECUTORY CONTRACTS AND UNEXPIRED LEASES

         1. GENERAL TREATMENT; ASSUMED IF NOT REJECTED

         The Plan constitutes and incorporates a motion by the Debtors to assume, as of the Effective Date, all prepetition executory contracts and unexpired leases to which the Debtors are a party, except for executory contracts or unexpired leases that (a) have been assumed or rejected pursuant to Final Order of the Bankruptcy Court, (b) are the subject of a separate motion pursuant to section 365 of the Bankruptcy Code to be filed and served by the Debtors on or before the Confirmation Date, or (c) are designated on Exhibit "2" of the Plan as executory contracts and unexpired leases which the Debtors intend to reject.

         2. CURE PAYMENTS AND RELEASE OF LIABILITY

         All cure payments which may be required by section 365(b)(1) of the Bankruptcy Code under any executory contract or unexpired lease that is assumed, or assumed and assigned, under this Plan shall be made on or before the Initial Distribution Date; provided, however, that in the event of a dispute regarding the amount of any cure payments, the cure of any other defaults, the ability of any party to provide adequate assurance of future performance, or any other matter pertaining to assumption or assignment, the Reorganized Debtor shall make such cure payments and cure such other defaults and provide adequate assurance of future performance, all as may be required by section 365(b)(l), of the Bankruptcy Code only following the entry of a Final Order resolving such dispute. To the extent that a party to an assumed executory contract or unexpired lease has not filed an appropriate pleading with the Bankruptcy Court on or before the thirtieth (30th) day after the Effective Date disputing the amount of any cure payments offered to it, disputing the cure of any other defaults, disputing the promptness of the cure payments, or disputing the provisions of adequate assurance of future performance, then such party shall be deemed to have waived its right to dispute such matters.

         3. BAR TO REJECTION DAMAGES

         If the rejection of an executory contract or an unexpired lease by the Debtors results in damages to the other party or parties to such contract or lease, a Claim for such damages shall be forever barred and shall not be enforceable against the Debtors or their respective properties or agents, successors, or assigns, unless a proof of Claim is filed with the Bankruptcy Court and served upon the Reorganized Debtor by the earlier of (a) 30 days after the Confirmation Date or (b) such other deadline as the Bankruptcy Court may set for asserting a Claim for such damages.

         4. REJECTION CLAIMS

         Any Claim arising from the rejection of an unexpired lease or executory contract and not barred by section 10.3 of the Plan shall be treated as a Trade Claim pursuant to the Plan; provided, however, that any Claim based upon the rejection of an unexpired lease of real property shall be limited in accordance with section 502(b)(6) of the Bankruptcy Code and state law mitigation requirements. Nothing contained herein shall be deemed an admission by the Debtors that such rejection gives rise to or results in a Claim or shall be deemed a waiver by the Debtors of any objections to such Claim if asserted.

         In connection with the Lake Mongoulois Property, discussed above, NEG entered into a Participation Agreement with EEX on January 13, 1998. Pursuant to the Participation Agreement, EEX assigned to NEG an undivided 50% interest in EEX's right, title, and interest in and to certain oil and gas properties in St. Martin Parish, Louisiana. In addition, NEG agreed to spend a total of $7.0 million for its account and for the account of EEX for operations to drill, complete, deepen, rework, and recomplete wells (or, if dry holes, to plug and abandon such wells and restore the surface locations) within the Lake Mongoulois area, by December 31, 1999. NEG also agreed to assume 50% of the plugging and abandonment ("P&A") liability. NEG is advised that its P&A liability under the Participation Agreement will be approximately $3.4 million. NEG intends to reject the Participation Agreement as an executory contract. Following rejection, however, EEX will be entitled to assert an unsecured prepetition Claim against NEG's Estate for any damages arising as a result of the rejection or otherwise under the Participation Agreement, including the unsatisfied development obligation and the unpaid P&A liability.


                          V. DESCRIPTION OF THE DEBTORS

A. OVERVIEW

         NEG was incorporated under the laws of the State of Delaware on November 20, 1990. Effective June 11, 1991, Big Piney Oil and Gas Company and VP Oil, Inc. merged with and into NEG. On August 29, 1996, Alexander Energy Corporation was merged with and into a wholly owned subsidiary of NEG, which subsidiary was merged with and into NEG on December 31, 1996.

         NEG is an independent energy company which has historically engaged in the exploration, acquisition, exploitation, development and operation of oil and natural gas properties in major producing basins onshore in Texas, Louisiana, Oklahoma, Arkansas, and Mississippi, and offshore in the Gulf of Mexico.

B. BUSINESS OF THE DEBTORS

         1. PRINCIPAL AREAS OF OPERATIONS

         Due to the chapter 11 filing, NEG has suspended its exploratory and development drilling program. However, NEG currently has an inventory of exploratory prospects in Louisiana and offshore at Mustang Island.

         Historically, NEG has developed and exploited existing properties by drilling Development Wells, and recompleting and reworking existing wells. NEG will continue to participate in non-operated wells as described above and continue its drilling operations where economical in accordance with the rulings and procedures set forth by the Bankruptcy Court.

         The following table sets forth NEG's principal areas of operations and NEG's Proved Reserves of oil and natural gas at December 31, 1999. See -- "Oil and Natural Gas Properties".



                                                   NATURAL
                            OIL AND    NATURAL       GAS
                           CONDENSATE   GAS      EQUIVALENT     % OF
                            (Mbbls)    (Mmcf)      (Mmcfe)     TOTAL
                           ----------  -------   ----------    -----
Area:
    Mid-Continent              511     33,184     36,248        37.5%
    East and West Texas      2,852     22,058     39,174        40.6%
    Gulf Coast               2,251      7,654     21,158        21.9%
                             -----     ------     ------       -----
Total                        5,614     62,896     96,580       100.0%
                             =====     ======     ======       =====


         The following table sets forth NEG's production by principal area of operation for the year ended December 31, 1999:

                                                   NATURAL
                                       NATURAL       GAS
                              OIL       GAS      EQUIVALENT     % OF
                            (Mbbls)    (Mmcf)      (Mmcfe)     TOTAL
                           ----------  -------   ----------    -----
Area:
    Mid-Continent               73      5,145      5,580       34.7%
    East and West Texas        337      2,972      4,997       31.1%
    Gulf Coast                 725      1,149      5,501       34.2%
                            ------     ------     ------      -----
Total                        1,135      9,266     16,078      100.0%
                            ======     ======     ======      =====

                  (a) Mid-Continent area

         At December 31, 1999, approximately 37.5% (36.2 Bcfe) of NEG's Proved Reserves were located in the Mid-Continent area in Oklahoma and Western Arkansas, which includes the Anadarko and Arkoma Basins.

ANADARKO BASIN. The Anadarko Basin is considered a mature oil and natural gas province characterized by multiple producing horizons and relatively long reserve lives. Drilling a Producing Well on these locations can convert Proved Undeveloped Reserves to Proved Developed Producing Reserves, and can provide additional PUD locations on NEG's leasehold acreage.

         NEG's Anadarko Basin properties were initially drilled on 640-acre producing units. Industry has successfully demonstrated to Oklahoma regulators that deeper wells in the Anadarko Basin will not efficiently drain 640 acres and have obtained authorization for increased density drilling on smaller acreage units. Further, under the forced pooling rules in Oklahoma, even if NEG is not the operator of the property for which increased density drilling has been approved, NEG may propose to drill and operate additional wells on the original production unit. Frequently this results in the proposing party owning a larger portion of newly drilled wells because other Working Interest owners may decline to participate.

         During the year ended December 31, 1999, NEG drilled 3 Gross (.38 Net) Development Wells in the Anadarko Basin, of which 3 Gross (.38 Net) Development Wells were completed as commercially productive. NEG's wells typically are completed in horizons ranging in depth between 7,000 and 15,000 feet.

ARKOMA BASIN. Most Arkoma Basin reserves are produced from formations at depths ranging from approximately 3,000 to 8,000 feet.

         During 1999, NEG drilled 2 Gross (.64 Net) Development Wells in the Arkoma Basin of which 1 Gross (.48 Net) Development Well was completed as commercially productive. The typical Arkoma Basin well is drilled to a total depth of approximately 7,500 feet.

                  (b) East and West Texas Area

         At December 31, 1999, approximately 40.6% (39.2 Bcfe) of NEG's Proved Reserves were located in the East and West Texas area, including East Texas and the Goldsmith Adobe Unit in West Texas.

EAST TEXAS. These reserves are found in the Cotton Valley formation and the Travis Peak formation. The Cotton Valley formation is generally found at depths of 8,500 to 10,500 feet in NEG's area of interest. These properties produce from low permeability reservoirs that generally contain relatively long life natural gas reserves. A significant portion of the cost to complete Cotton Valley wells is incurred due to the low permeability of interbedded sandstones and shales, which requires large hydraulic fracture stimulation, typically of multiple zones of the producing formation, to obtain the increased production levels necessary to make such wells commercially viable. The Travis Peak formation is generally found at a depth of 7,200 feet and principally contains oil reserves.

         During the year ended December 31, 1999, NEG did not drill any wells in the East and West Texas Areas.

GOLDSMITH ADOBE UNIT ("GAU"). The Goldsmith Adobe Unit is in the Permian Basin in West Texas. NEG owns approximately a 95% Working Interest in the GAU, which it operates.

         Originally the GAU was drilled on 40 acre spacing units. Previous operators had drilled several wells on 20 acre spacing units and, based on the results of this drilling and 20 acre spacing development on adjoining leases, NEG began a drilling program in July 1994 to develop the GAU on 20 acre spacing units. Typically, wells drilled by NEG at the GAU are drilled to depths between 5,600 and 6,000 feet into the Clearfork formation. During 1999, NEG did not drill any wells at the GAU.

                  (c) Gulf Coast Area

         At December 31, 1999, 21.9% (21.1 Bcfe) of NEG's Proved Reserves were located in the Gulf Coast areas, principally in the Greater Bayou Sorrel Area in Iberville Parish, Louisiana and at Mustang Island in offshore Gulf of Mexico. NEG also has participated in exploratory activity in various parishes throughout Southern Louisiana.

GREATER BAYOU SORREL AREA. The Greater Bayou Sorrel Area is located approximately eighty miles west of New Orleans, in Iberville Parish, Louisiana, in the Atchafalaya River Basin. The target formations of NEG's exploration prospects in this area range from approximately 11,000 to 14,000 feet and include the Marg Vag, Marg Howeii, Camerina, Cib Haz, and Marg Tex zones. The topography of the surface is river swamp and all work must be done with barge-mounted drilling rigs and boats. Production platforms are mounted on pilings. NEG first participated in the successful exploratory test of the Schwing #1 well in NEG's East Bayou Sorrel prospect in January 1996. This discovery well was drilled to a total depth of approximately 14,000 feet on the eastern flank of the old Bayou Sorrel Field, which was discovered by Shell Oil Company in 1954. The old Bayou Sorrel Field was drilled in the 1950s and 1960s, with a total of 87 wells drilled and produced in twenty-eight different horizons ranging in depths from 7,000 to 11,100 feet. During 1997, NEG successfully drilled and completed a second test well, the Schwing #2. In 1998, NEG added a third producing well to the East Bayou Sorrel Field, the #1 State Lease 2102.

         During 1999, NEG did not drill any wells in the Greater Bayou Sorrel Area.

         NEG has completed shooting, processing and interpreting, an approximate 54 square mile 3-D seismic survey over the Greater Bayou Sorrel Area. NEG has identified additional potential drilling locations for prospects in this area through interpretation of the 3-D seismic data. The Greater Bayou Sorrel Area has produced and continues to produce significant oil and gas. Because of the difficult topography, very little seismic data had been acquired prior to NEG's 3-D survey. NEG controls approximately 13,400 acres either by lease or option to lease, within the Greater Bayou Sorrel Area.

         In March 1998, NEG acquired Fortune Natural Resources Corporation's interests in the East Bayou Sorrel field for approximately $4.5 million in cash.

MUSTANG ISLAND. The Mustang Island area is located offshore in shallow state waters in Nueces County, Texas. NEG currently has approximately a 92% working interest in approximately 16,000 gross acres of leases, majority interests in 2 producing wells, 11 miles of pipeline, and an onshore tank facility. In addition, NEG participated in a 3-D seismic survey over the area, which provided approximately 90 square miles of data. Three exploratory opportunities have been identified from this 3-D seismic data. NEG did not drill any wells at Mustang Island during 1999.

         In June 1998, NEG acquired Germany Oil Company's interest in six state leases and one producing well in the Mustang Island area for $.4 million in cash.

OTHER SOUTH LOUISIANA. NEG has also participated in exploratory prospects outside of the Greater Bayou Sorrel area in various parishes in South Louisiana. During 1999, NEG did not drill any wells in these areas.

         2. OIL AND NATURAL GAS RESERVES

         The estimated reserves and related future net revenues as of December 31, 1999, were prepared by independent outside petroleum engineers. All of NEG's reserves are located in the continental United States. Each of the This reserve reports was prepared using constant prices and costs in accordance with the published guidelines of the SEC. The net weighted average prices used in NEG's reserve report at December 31, 1999, were $24.97 per barrel of oil and $2.26 per Mcf of natural gas. The estimation of reserves and future net revenues can be materially affected by the oil and gas prices used in preparing the reserve report. Substantially all of NEG's oil and natural gas properties are subject to liens, and the remaining oil and natural gas properties are subject to a negative pledge pursuant to NEG's credit facility.

         All reserves are evaluated at constant temperature and pressure, which can affect the measurement of natural gas reserves. Estimated operating costs, development costs, abandonment costs and certain production-related and ad valorem taxes were deducted in arriving at the estimated future net cash flows. No provision was made for income taxes. The following estimates set forth reserves considered to be economically recoverable under normal operating methods and existing conditions at the prices and operating costs prevailing at the dates indicated above. The estimates of the PV10% from future net cash flows can differ from the Standardized Measure of discounted future net cash flows set forth in the notes to the Financial Statements of NEG, which is calculated after provision for future income taxes. There can be no assurance that these estimates are accurate predictions of future net cash flows from oil and natural gas reserves or their present value.

         Reservoir engineering is a subjective process of estimating the volumes of underground accumulations of oil and natural gas that cannot be measured in an exact way. The accuracy of any reserve estimates is a function of the quality of available data and of engineering and geological interpretation and judgment. Reserve estimates prepared by other engineers might differ from the estimates contained herein. Results of drilling, testing, and production subsequent to the date of the estimate may justify revision of such estimate. Future prices received for the sale of oil and natural gas may be different from those used in preparing these reports. The amounts and timing of future operating and development costs may also differ from those used. Accordingly, reserve estimates are often different from the quantities of oil and natural gas that are ultimately recovered.

         No estimates of Proved Reserves of oil and natural gas have been filed by NEG with, or included in any report to, any United States authority or agency (other than the SEC) since December 31, 1998.

         The following table sets forth certain information for NEG's total Proved Reserves of oil and natural gas and the PV 10% of estimated future net revenues from such reserves, at December 31, 1999.

                                                      AS OF DECEMBER 31, 1999
                                            ---------------------------------------------
                                                        NATURAL   NATURAL GAS   PV 10%
                                              OIL        GAS      EQUIVALENT      (IN
                                            (Mbbls)     (Mmcf)     (Mmcfe)     THOUSANDS)
                                             -----      ------     -------     ----------
Proved Developed Reserves                    3,549      51,215      72,509       80,801
Proved Developed Nonproducing Reserves       1,182       5,516      12,608       18,849
Proved Undeveloped Reserves                    883       6,166      11,464        9,243
Total Proved Reserves                        5,614      62,897      96,581      108,893
Probable                                       765       5,313       9,903        7,403
Total Company                                6,379      68,210     106,484      116,296
                                             -----      ------     -------      -------


         3. OIL AND NATURAL GAS PRODUCTION AND UNIT ECONOMICS

         The following table shows the approximate net production attributable to NEG's oil and natural gas interests, the average sales price per barrel of oil and Mcf of natural gas produced, and the average unit economics per Mcfe related to NEG's oil and natural gas production for the periods indicated. Information relating to properties acquired or disposed of is reflected in this table only since or up to the closing date of their respective acquisition or sale, and may affect the comparability of the data between the periods presented.

                                                 YEAR ENDED DECEMBER 31,
                                             -----------------------------
                                              1997        1998        1999
                                             ------      ------      -----
Net production:
  Oil (Mbbls)                                 1,110       1,238       1,135
  Natural gas (Mmcf)                         13,146      11,255       9,266
  Natural gas equivalent (Mmcfe)             19,807      18,685      16,078
Average sales price:
  Oil (per Bbl)                             $ 19.17     $ 12.66     $ 17.62
  Natural gas (per Mcf)                        2.37        2.02        2.08
Unit economics (per Mcfe):
  Average sales price                       $  2.65     $  2.06     $  2.44
  Lease operating expenses                      .34         .46         .38
  Oil and gas production taxes                  .16         .13         .13
  Depletion rate (excluding writedowns)        1.11        1.06         .96
  General and administrative expenses           .22         .33         .25


         4. LEASEHOLD ACREAGE

         The following table shows the approximate Gross and Net Acres in which NEG had a leasehold interest as of December 31, 1999:

                            DEVELOPED ACREAGE     UNDEVELOPED ACREAGE
                          -------------------     -------------------
                           GROSS        NET        GROSS        NET
                          -------     -------     -------     -------
Area:
  Mid-Continent            84,477      44,727       1,956       1,294
  East and West Texas      14,519      12,976       4,208       2,921
  Gulf Coast               14,047       9,733      24,287      18,374
                          -------     -------      ------      ------
    Totals                113,043      67,436      30,451      22,589
                          =======      ======      ======      ======


         NEG generally acquires a leasehold interest in the properties to be explored. The leases grant the lessee the right to explore for and extract oil and natural gas from a specified area. Lease rentals usually consist of a fixed annual charge made prior to obtaining production. Once production has been established, a royalty is paid to the lessor based upon the gross proceeds from the sale of oil and natural gas. Once wells are drilled, a lease generally continues as long as production of oil and natural gas continues. In some cases, leases may be acquired in exchange for a commitment to drill or finance the drilling of a specified number of wells to predetermined depths.

         Substantially all of NEG's producing oil and natural gas properties are located on leases held by NEG for an indeterminate number of years as long as production is maintained. All of NEG's non-producing acreage is held under leases from mineral owners or a government entity which expire at varying dates. NEG is obligated to pay annual delay rentals to the lessors of certain properties in order to prevent the leases from terminating. Delay rentals were approximately $.9 million for the year ended December 31, 1998 and were approximately $.6 million for the year ended December 31, 1999, and could increase in future periods depending on NEG's lease acquisition activities.

         5. TITLE TO OIL AND NATURAL GAS PROPERTIES

         NEG has acquired interests in producing wells and undeveloped acreage in the form of Working Interests, Royalty Interests, and Overriding Royalty Interests. To reduce NEG's financial exposure in any one exploratory prospect, NEG often acquires less than 100% of the Working Interest in a prospect. Working Interests held by NEG may, from time to time, become subject to minor liens. Prior to an acquisition, due diligence investigations are made in accordance with standard practices in the industry, which may include securing an acquisition title opinion.

         6. PRODUCTION AND SALES PRICES

         NEG produces oil and natural gas solely in the continental United States. NEG has no obligations to provide a fixed and determinable quantity of oil and/or natural gas in the future under existing contracts or agreements. Nor does NEG refine or process the oil and natural gas it produces, but sells the production to unaffiliated oil and natural gas purchasing companies in the area in which it is produced. NEG expects to sell crude oil on a market price basis and to sell natural gas under contracts to both interstate and intrastate natural gas pipeline companies. NEG currently sells a significant portion of oil pursuant to a contract with Plains Marketing and Transportation. See "-- Markets and Customers."

         7. CONTROL OVER PRODUCTION ACTIVITIES

         The non-operated properties are operated by unrelated third parties pursuant to operating agreements that are generally standard in the industry. Significant decisions about operations regarding non-operated properties may be determined by the outside operator rather than by NEG. If NEG declines to participate in additional activities proposed by the outside operator under certain operating agreements, NEG will not receive revenues from, and/or will lose its interest in the activity in which it declined to participate.

         8. MARKETS AND CUSTOMERS

         The availability of a ready market for any oil and natural gas produced by NEG and the prices obtained for such oil and natural gas depend upon numerous factors beyond its control, including the demand for and supply of oil and natural gas; fluctuations in production and seasonal demand; the availability of adequate pipeline and other transportation facilities; weather conditions; economic conditions; imports of crude oil; production by and agreements among OPEC members; and the effects of state and federal governmental regulations on the import, production, transportation, sale and taxation of oil and natural gas. The occurrence of any factor that affects a ready market for NEG's oil and natural gas or reduces the price obtained for such oil and natural gas, may adversely affect NEG.

         A large percentage of NEG's oil and natural gas sales are made to a small number of purchasers. NEG normally sells its oil under six month contracts. For the year ended December 31, 1997, Plains Marketing and Transportation ("Plains") accounted, for 84% of NEG's oil sales, and Crosstex Energy ("Crosstex") and GPM Natural Gas Corporation accounted for 20% and 14%, respectively, of NEG's natural gas sales. For the year ended December 31, 1998, Plains accounted for 85% of NEG's oil sales, and Crosstex and Aquila Energy Marketing ("Aquila") accounted for 23% and 26%, respectively, of NEG's natural gas sales. For the year ended December 31, 1999, Plains accounted for 90% of NEG's oil sales, and Crosstex and Aquila accounted for 21% and 17%, respectively, of NEG's natural gas sales. The agreement with Plains, entered into in 1993, provides for Plains to purchase NEG's oil pursuant to West Texas Intermediate posted prices plus a premium. NEG does not believe that the loss of any purchaser would have a material adverse effect on its business because, under prevailing market conditions, such purchaser could be replaced.

         A portion of NEG's natural gas production is sold pursuant to long-term netback contracts. Under netback contracts, gas purchasers buy gas from a number of producers, process the gas for natural gas liquids, and sell the liquids and residue gas. Each producer receives a fixed portion of the proceeds from the sale of the liquids, and residue gas. The gas purchasers pay for transportation, processing, and marketing of the gas and liquids, and assume the risk of contracting pipelines and processing plants in return for a portion of the proceeds of the sale of the gas and liquids. Generally, because the purchasers are marketing large volumes of hydrocarbons gathered from multiple producers, higher prices may be obtained for the gas and liquids. A portion of NEG's natural gas production is also sold under forward sales contracts. See Note 9 of Notes to Consolidated Financial Statements, attached hereto as EXHIBIT B. Deliveries under these contracts are priced based on NYMEX prices less a differential whereby NEG may fix the price for deliveries under these contracts at any time three days prior to the close of the then current contract based on the NYMEX prices at that time. NEG pays the cost of transportation of the natural gas to the delivery point specified in these contracts. The remainder of NEG's natural gas is sold on the spot market under short-term contracts.

         9. REGULATION

GENERAL. NEG's oil and natural gas exploration, production, and related operations are subject to extensive rules and regulations promulgated by federal and state agencies. Failure to comply with such rules and regulations can result in substantial penalties. The regulatory burden on the oil and gas industry increases NEG's cost of doing business and affects its profitability. Because such rules and regulations are frequently amended or interpreted by federal and state agencies or jurisdictions, NEG is unable to predict the future cost or impact of complying with such laws.

EXPLORATION AND PRODUCTION. NEG's exploration and development operations are subject to various types of regulation at the federal, state, and local levels. Such regulation includes requiring permits for the drilling of wells; maintaining bonding requirements in order to drill or operate wells; and regulating the location of wells, the method of drilling and casing wells, the surface use and restoration of properties upon which wells are drilled, and the plugging and abandoning of wells. NEG's operations are also subject to various conservation regulations and rules to protect the correlative rights of mineral interest owners. These include the regulation of the size of drilling and spacing units or proration units, the density of wells that may be drilled, and the unitization or pooling of oil and natural gas properties. In this regard, some states allow the forced pooling or integration of tracts to facilitate exploration, while other states rely on voluntary pooling of land and leases. In addition, some state conservation laws establish maximum rates of production from oil and natural gas wells, generally prohibit the venting or flaring of natural gas, and impose certain requirements regarding the ratability of production. The effect of these regulations is to limit the amounts of oil and natural gas NEG can produce from its wells and to limit the number of wells or the locations at which NEG can drill. Legislation in Oklahoma and regulatory action in Texas governs the methodology by which the regulatory agencies establish permissible monthly production allowables. NEG cannot predict what effect any change in prorationing regulations might have on its production and sales of natural gas.

         Certain of NEG's Oil, Gas and Mineral Leases are granted by the federal government and administered by various federal agencies. Such leases require compliance with detailed federal regulations and orders which regulate, among other matters, drilling and operations on these leases and calculation and disbursement of royalty payments to the federal government. The Mineral Lands Leasing Act of 1920 places limitations on the number of acres under federal leases that may be owned in any one state.

ENVIRONMENTAL PROTECTION AND OCCUPATIONAL SAFETY. NEG is subject to numerous federal, state and local laws and regulations governing the release of materials into the environment or otherwise relating to environmental protection. These laws and regulations may require the acquisition of a permit before drilling commences, restrict the types, quantities and concentration of various substances that can be released into the environment in connection with drilling and production activities, limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas, and impose substantial liabilities for pollution resulting from operations. Moreover, the recent trend toward stricter standards in environmental legislation and regulation is likely to continue. For instance, legislation has been proposed in Congress from time to time that would reclassify certain oil and natural gas production wastes as "hazardous wastes," which reclassification would make such wastes subject to much more stringent handling, disposal, and clean-up requirements. If such legislation were to be enacted, it could have a significant impact on the operating costs of NEG, as well as the oil and gas industry in general. It is not anticipated that NEG will be required in the near future to expend amounts that are material in relation to its total capital expenditure program by reason of environmental laws and regulations, but because such laws and regulations are frequently changed, NEG is unable to predict the ultimate cost and effects of such compliance.

         The Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), also known as the "Superfund" law, imposes liability, without regard to fault or the legality of the original conduct, on certain classes of persons who are considered to have contributed to the release of a "hazardous substance" into the environment. These persons include the owner or operator of the disposal site or sites where the release occurred and companies that disposed or arranged for the disposal of the hazardous substances. Under CERCLA, such persons or companies may be subject to joint and several liabilities for the costs of cleaning up the hazardous substances that have been released into the environment and for damages to natural resources. Also, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury, property damage, and recovery of response costs allegedly caused by the hazardous substance released into the environment.

         In addition, the U.S. Oil Pollution Act of 1990 (the "OPA") and regulations promulgated pursuant thereto impose a variety of regulations on responsible parties related to the prevention of oil spills and liability for damages resulting from such spills. The OPA establishes strict liability for owners of facilities that are the site of a release of oil into "waters of the United States." While OPA liability more typically applies to facilities near substantial bodies of water, at least one district court has held that OPA liability can attach if the contamination could enter waters that may flow into navigable waters.

         Stricter standards in environmental legislation may be imposed in the oil and gas industry as the result of the reclassification of certain oil and natural gas exploration and production wastes as "hazardous oil and gas wastes," which could make the reclassified wastes subject to more stringent and costly handling, disposal and clean-up requirements. The impact of any such requirements, however, would not likely be any more burdensome to NEG than to any other similarly situated company involved in oil and natural gas exploration and production.

         The Resource Conservation and Recovery Act ("RCRA") and regulations promulgated thereunder govern the generation, storage, transfer and disposal of hazardous wastes. RCRA, however, excludes from the definition of hazardous wastes "drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal energy." Because of this exclusion, many of NEG's operations are exempt from RCRA regulation. Nevertheless, NEG must comply with RCRA regulations for any of its operations that do not fall within the RCRA exclusion (such as painting activities or use of solvents).

         Because oil and natural gas exploration and production, and possibly other activities, have been conducted at some of NEG's properties by previous owners and operators, materials from these operations remain on some of the properties and in some instances require remediation. In addition, NEG has agreed to indemnify some sellers of producing properties from whom NEG has acquired reserves against certain liabilities for environmental claims associated with such properties. While NEG does not believe that costs to be incurred by NEG for compliance and remediating previously or currently owned or operated properties will be material, there can be no guarantee that such costs will not result in material expenditures.

         Additionally, in the course of NEG's routine oil and natural gas operations, surface spills and leaks, including casing leaks of oil or other materials occur, and as a result, NEG incurs costs for waste handling and environmental compliance. Moreover, NEG is able to control directly the operations of only those wells for which it acts as the operator. Notwithstanding NEG's lack of control over wells in which NEG owns an interest but is operated by others, the failure of the operator to comply with applicable environmental regulations may, in certain circumstances, be attributable to NEG.

         NEG is also subject to laws and regulations concerning occupational safety and health. While it is not anticipated that NEG will be required in the near future to expend amounts that are material in the aggregate to NEG's overall operations by reason of occupational safety and health laws and regulations, NEG is unable to predict the ultimate cost of compliance.

MARKETING AND TRANSPORTATION. Federal legislation and regulatory controls in the United States have historically affected the price of the natural gas produced by NEG and the manner in which such production is marketed. The transportation and sales for resale of natural gas in interstate commerce are regulated pursuant to the Natural Gas Act of 1938 (the "NGA") and the Federal Energy Regulatory Commission ("FERC") regulations promulgated thereunder. Maximum selling prices of certain categories of natural gas, whether sold in interstate or intrastate commerce, previously were regulated pursuant to The Natural Gas Policy Act of 1978 ("NGPA"). The NGPA established various categories of natural gas and provided for graduated deregulation of price controls of several categories of natural gas and the deregulation of sales of certain categories of natural gas. All price deregulation contemplated under the NGPA has already taken place. Subsequently, the Natural Gas Wellhead Decontrol Act of 1989 (the "Decontrol Act") terminated all remaining NGA and NGPA price and non-price controls on wellhead sales of domestic natural gas on January 1, 1993. While natural gas producers may currently make sales at uncontrolled market prices, Congress could re-enact price controls in the future.

         In April 1992, the FERC issued its restructuring rule, known as Order No. 636 ("Order No. 636"), that has had a major impact on pipeline operations, services, and rates. The most significant provisions of Order No. 636: (i) required interstate pipelines to provide firm and interruptible transportation solely on an "unbundled" basis, separate from their sales service, and to convert each pipeline's bundled firm sales service into unbundled firm transportation service; (ii) provided for the issuance of blanket certificates to pipelines to provide unbundled sales service giving all utility customers a chance to purchase their firm supplies from non-pipeline merchants; (iii) required that pipelines provide firm and interruptible transportation service on a basis that is equal in quality for all natural gas supplies, whether purchased from the pipeline or elsewhere; (iv) required that pipelines provide a new, non-discriminatory "no-notice" transportation service that largely replicates the "bundled" sales service previously provided by pipelines; (v) established two new, generic programs for the reallocation of firm pipeline capacity; (vi) required that all pipelines offer access to their storage facilities on a firm and interruptible basis; (vii) provided for pregranted abandonment of pipeline sales agreements, interruptible and firm short-term (defined as one year or less) transportation agreements and conditional pregranted abandonment of firm long-term transportation service;
(viii) modified transportation rate design by requiring that all fixed costs related to transportation be recovered through the reservation charge; and (ix) provided mechanisms for the recovery by pipelines of certain transition costs occurring from implementation of Order No. 636.

         The rules contained in Order No. 636, as amended by Order No. 636-A (issued in August 1992) and Order No. 636-B (issued in November 1992) (collectively, "Order No. 636"), are far reaching and complex. While Order No. 636 does not directly regulate natural gas producers such as NEG, the FERC has stated that Order No. 636 is intended to foster increased competition within the gas industry.

         10. OPERATIONAL HAZARDS AND INSURANCE

         NEG's operations are subject to all of the risks inherent in oil and natural gas exploration, drilling and production. These hazards can result in substantial losses to NEG due to personal injury and loss of life, severe damage to and destruction of property and equipment, pollution or environmental damage, or suspension of operations. NEG maintains insurance of various types customary in the industry to cover its operations. NEG believes it is insured prudently against certain of these risks. In addition, NEG maintains operator's extra expense coverage that provides coverage for the care, custody and control of wells drilled by NEG. NEG's insurance does not cover every potential risk associated with the drilling and production of oil and natural gas. NEG does, however, maintain levels of insurance customary in the industry to limit its financial exposure in the event of a substantial environmental claim resulting from sudden and accidental discharges. However, 100% coverage is not maintained. The occurrence of a significant adverse event, the risks of which are not fully covered by insurance, could have a material adverse effect on NEG's financial condition and results of operations. Moreover, no assurance can be given that NEG will be able to maintain adequate insurance in the future at rates it considers reasonable. NEG believes that it operates in compliance with government regulations and in accordance with safety standards which meet or exceed industry standards.

         11. COMPETITION

         The oil and gas industry is intensely competitive in all of its phases. NEG, which is a small competitive factor in the industry, encounters strong competition from major oil companies, independent oil and natural gas concerns, and individual producers and operators, many of which have financial resources, staffs, facilities and experience substantially greater than those of NEG. Furthermore, in times of high drilling activity, exploration for and production of oil and natural gas may be affected by the availability of equipment, labor, supplies and by competition for drilling rigs. NEG cannot predict the effect these factors will have on its operations. NEG owns no drilling rigs, and it is anticipated that its drilling will be conducted by third parties. Furthermore, the oil and gas industry also competes with other industries in supplying the energy and fuel requirements of industrial, commercial, and individual consumers.

         12. OFFICE SPACE

         NEG leases approximately 25,000 square feet of office space in Dallas, Texas. NEG also leases a small amount of office space in Odessa, Texas, Fort Smith, Arkansas and Yukon, Oklahoma for its business activities.

         13. EMPLOYEES

         At March 3, 2000, NEG had 46 full-time employees. Of these employees, six are field-related personnel. NEG does not have any collective bargaining agreements with employees and believes that relations with its employees are generally satisfactory.

C. CAPITAL STRUCTURE OF NEG

         1. SENIOR NOTES

         In November 1996, NEG issued $100 million aggregate principal amount of unregistered 10 3/4% Senior Notes due 2006 (the "Series A Notes"). The net proceeds of the Series A Notes of approximately $96.1 million were used to repay approximately $62.0 million of borrowings under a prior facility and to increase NEG's working capital. In 1997, the Series A Notes were exchanged for registered 10 3/4% Senior Notes due 2006 (the "Series B Notes") which were substantially identical to the Series A Notes. Collectively, the Series A Notes and Series B Notes are referred to as the "Series A/B Notes." In August 1997, NEG issued $65.0 million aggregate principal amount of its unregistered 10 3/4% Senior Notes (the "Series C Notes"). The net proceeds of the Series C Notes of approximately $64.8 million were used to repay approximately $23.0 million of borrowings under the credit facility and to increase NEG's working capital. In December 1997, NEG exchanged substantially all of the Series A/B Notes and all of the Series C Notes for registered 10 3/4% Senior Notes due 2006 (the "Series D Notes"). The Series D Notes are substantially identical to the Series A/B Notes and the Series C Notes. Collectively, the Series A/B Notes, the Series C Notes and the Series D Notes are referred to as the "Bonds."

         The Bonds bear interest at an annual rate of 10 3/4%, payable semiannually in arrears on May 1 and November 1 of each year. The Bonds are senior, unsecured obligations of NEG, ranking pari passu with all existing and future senior indebtedness of NEG, and senior in right of payment to all future subordinated indebtedness of NEG. Subject to certain limitations set forth in the indenture covering the Bonds (the "Indenture"), NEG and its subsidiaries may incur additional senior indebtedness and other indebtedness.

         At December 31, 1998 and 1999, unamortized issuance premiums associated with the Bonds totaled $1,238,513 and $1,080,405, respectively.

         The Indenture provides that the Bonds will be unconditionally guaranteed (the "Guarantee") by any subsidiary designated by NEG as a Restricted Subsidiary (a "Guarantor"). As a result of the merger of NEG-OK into NEG on December 31, 1996, NEG has no Restricted Subsidiaries.

         The Indenture contains certain covenants limiting NEG and any Restricted Subsidiaries, with respect to the following: (i) assets sales; (ii) restricted payments; (iii) the incurrence of additional indebtedness and the issuance of certain redeemable preferred stock; (iv) liens; (v) sale and leaseback transactions; (vi) lines of business; (vii) dividend and other payment restrictions affecting subsidiaries; (viii) mergers and consolidations; and (ix) transactions with affiliates.

         The Bonds mature on November 1, 2006. At any time on or after November 1, 2001, NEG may, at its option, redeem all or any portion of the Bonds at the redemption prices expressed as percentages of the principal amount of the Bonds set forth below, plus, in each case, accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the 12-month period beginning November 1 of the years indicated below:

                            YEAR                 PERCENTAGE
                            2001                  105.375%
                            2002                  102.688%
                            2003 and thereafter   100.000%


         Notwithstanding the foregoing, at any time prior to November 1, 2001, NEG may, at its option, redeem all or any portion of the Bonds at the Make-Whole Price, as defined, plus accrued and unpaid interest to the date of redemption. In addition, in the event NEG consummates one or more Equity Offerings, as defined, on or prior to November 1, 1999, NEG, at its option, may redeem up to $35.0 million of the aggregate principal amount of the Bonds with all or a portion of the aggregate net proceeds received by NEG from such Equity Offering or Equity Offerings at a redemption price of 110.75% of the aggregate principal amount of the Bonds so redeemed, plus accrued and unpaid interest thereon to the redemption date; provided, however, that following such redemption, at least $65.0 million of the aggregate principal amount of the Bonds remains outstanding.

         Upon a Change of Control, as defined, NEG will be required, subject to certain conditions, to offer to repurchase all Bonds at 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase.

         Due to the nonpayment of interest due December 2, 1998, the Bonds were in default at December 31, 1999.

         2. CREDIT FACILITIES

         On August 29, 1996, NEG, NEG-OK, and Boomer Marketing, entered into a credit facility with Bank One, as Bank and Administrative Agent, and the Credit Lyonnais New York Branch, as Bank and Syndication Agent (collectively, the "Banks"). The credit facility consisted of a $100.0 million reducing revolving line of credit, with an initial borrowing base of $60.0 million and a $5.0 million term loan. Interest under the reducing revolving line of credit was payable monthly at the Bank One base rate, as adjusted. The proceeds from the credit facility were used to repay a prior credit facility and the existing indebtedness of NEG-OK, resulting in an extraordinary charge of $292,372 or $.0l per common share in 1996.

         In November 1996, NEG repaid the outstanding borrowings under the credit facility with a portion of proceeds from the issuance of $100.0 million principal amount of 10 3/4% Bonds due 2006 (the "Series A Notes"), as discussed above.

         Also in November 1996, in connection with the issuance of the Series A Notes, NEG revised the credit facility. The credit facility had a borrowing base of $25.0 million. The borrowing base may be redetermined at least semi-annually and may require mandated monthly principal reductions from time to time. The principal amount of any borrowings is due at maturity, August 29, 2000 and interest is payable monthly.

         NEG granted liens to the Banks on substantially all of NEG's oil and natural gas properties, whether currently owned or hereafter acquired, and a negative pledge on all other oil and natural gas properties. The credit facility requires, among other things, semiannual engineering reports covering oil and natural gas properties, and maintenance of certain financial ratios, including the maintenance of a minimum interest coverage, a current ratio, and a minimum tangible net worth.

         The credit facility contains other covenants prohibiting cash dividends, distributions, loans, or advances to third parties, except that cash dividends on preferred stock will be allowed so long as no event of default exists or would exist as a result of the payment thereof. In addition, if NEG is required to purchase or redeem any portion of the Bonds, or if any portion of the Bonds becomes due, the borrowing base is subject to reduction.

         NEG was required to pay a commitment fee on the unused portion of the borrowing base equal to 1% per annum.

         On December 7, 1998, Bank One and Credit Lyonnais gave notice to NEG that all outstanding obligations under the credit facility were accelerated and were immediately due and payable due to certain unspecified Events of Default as defined in the loan agreement. Effective December 22, 1998, the Banks assigned the credit facility and all associated liens to Arnos, an affiliated subsidiary of NEG's Series D preferred stockholder. In a letter dated December 23, 1998, Arnos (1) rescinded the acceleration of the loan, (2) waived all defaults existing at that time and (3) made sufficient borrowings available to pay the interest on the Bonds that was due on November 2, 1998, conditioned upon the Bankruptcy Court's dismissal of the Involuntary Petition. NEG is currently paying interest under the Arnos credit facility. NEG had $25 million outstanding under the Arnos credit facility as of December 31, 1999.

         In connection with its proposed purchase of substantially all of the oil and gas properties of NEG as of November 1, 1999, Arnos credit bid the $25 million principal indebtedness as permitted by section 363(k) of the Bankruptcy Code.

         3. PREFERRED STOCK

         In June 1994, NEG consummated the sale of $5.0 million of the Series B Preferred Stock. Fifty thousand shares of the Series B Preferred Stock were sold by NEG at $100 per share. The Series B Preferred Stock is convertible into shares of the Common Stock at a conversion price of $1.625 per share. In
October 1997, 13,813 shares of the Series B Preferred Stock were converted into Common Stock, leaving 38,687 shares of the Series B Preferred Stock outstanding. The board of directors declared dividends on the Series B in December of 1998, which would be made in shares of Series B Preferred Stock. This dividend-in-kind has not been made and is currently in arrears.

         In June 1995, NEG consummated the sale of $4.0 million of the Series C Preferred Stock. Forty thousand shares of the Series C Preferred Stock were sold by NEG at $100 per share. The Series C Preferred Stock is convertible into shares of the Common Stock at a conversion rate of $2.00 per share. The Series B Preferred Stock and Series C Preferred Stock require that dividends be paid on the Series B Preferred Stock and Series C Preferred Stock. before any dividends are paid on the Common Stock. In October 1997, 17,000 shares of the Series C Preferred Stock were converted into Common Stock, leaving 23,000 shares of the Series C Preferred Stock outstanding. The board of directors declared dividends on the Series C in December of 1998, which would be made in shares of Series C Preferred Stock. This dividend-in-kind has not been made and is currently in arrears.

         In August 1996, NEG completed the sale of 100,000 shares of the Series D Preferred Stock for $10.0 million and 50,000 shares of the Series E Preferred Stock for $5.0 million. The Series D Preferred Stock and Series E Preferred Stock are convertible into shares of the Common Stock at a conversion price of $2.25 per share. As part of such sale, NEG agreed to extend the date at which it may first redeem the Series B Preferred Stock and Series C Preferred Stock from June 14, 1997 to June 14, 1999. In October 1997, 40,500 shares of the Series E Preferred Stock were converted into Common Stock, leaving 9,500 shares of the Series E Preferred Stock outstanding.

D.       SELECTED FINANCIAL DATA

         Attached hereto as Exhibit B is the Form 10-K filed by NEG with the Securities and Exchange Commission for the fiscal year ended December 31, 1999. Holders of Claims and Equity Interests are directed to the Form 10-K for current financial and other information concerning the Debtors. In particular, parties may wish to review Item 6, Selected Financial Data, together with Item 7, Management's Discussion and Analysis of Financial Condition and Results of Operations.

E.       DIRECTORS AND OFFICERS

         The following table lists the name, age as of March 3, 2000, and present position with NEG for each of NEG's directors and executive officers:


NAME                             AGE              PRESENT POSITION WITH NEG(1)
----                             ---              ----------------------------
Bob G. Alexander                  66    Chairman of the Board of Directors, President and
                                        Chief Executive Officer
Jim L. David                      60    Director, Assistant to the President
Russell D. Glass                  37    Director
Martin Hirsch                     45    Director
Robert H. Kite                    45    Director
Robert J. Mitchell                52    Director
Jack G. Wasserman                 63    Director
Philip D. Devlin                  55    Vice President, General Counsel and Secretary
R. Kent Lueders                   43    Vice President, Corporate Development
Melissa H. Rutledge               34    Vice President, Controller and Chief Accounting
                                        Officer

(1) Messrs. Alexander, David and Mitchell were appointed to the Board on August 29, 1996, and Mr. Alexander was appointed President and Chief Executive Officer of NEG effective November 23, 1998. Messrs. Glass, Hirsch and Wasserman were appointed to the Board on December 1, 1998. Pursuant to the terms of the Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, the holders of a majority of the outstanding shares of each series have the right to appoint one member to NEG's Board of Directors at all times while such series are outstanding. Mr. Elwood Schafer, the Series C Preferred Stock appointee, resigned from the Board of Directors effective, December 31, 1998, and no new appointment has been made. Mr. Mitchell is the Series D Preferred Stock appointee. Directors generally serve for a term of one year (until the next annual meeting of shareholders) and until their successors are duly elected and qualified, or until their death, resignation or removal, at which time the Board of Directors has the authority to appoint replacements to fill any such vacancies until the next annual meeting of shareholders.

         Bob G. Alexander. Mr. Alexander, a founder of Alexander Energy Corporation, was appointed a Director of NEG when Alexander merged into NEG-OK on August 29, 1996 and was appointed President and Chief Executive Officer of NEG on November 23, 1998. From 1980 until the Merger, Mr. Alexander served as Chairman of the Board, President and Chief Executive Officer of Alexander. From 1976 to 1980, Mr. Alexander was Vice President and General Manager of the Northern Division of Reserve Oil, Inc. and President of Basin Drilling Corp. (subsidiaries of Reserve Oil and Gas Company). Mr. Alexander attended the University of Oklahoma and graduated with a Bachelor of Science degree in geological engineering.

         Jim L. David. Mr. David, a founder of Alexander Energy Corporation, was appointed a Director of NEG when Alexander merged into NEG-OK on August 29, 1996. From August 1996 until July 1998, Mr. David served as Vice President, Exploration of NEG. In December 1998, he became Assistant to the President of NEG. From 1980 until the Merger, Mr. David served as Executive Vice President of Alexander. From 1977 to 1980, Mr. David was employed as exploration manager for Reserve Oil, Inc., Northern Division. Mr. David served as Alaska chief geologist and senior staff geologist for Texas International from 1973 to 1976. Mr. David graduated with a B.A. degree in geology from Louisiana Tech University and obtained a Master of Arts in geology from the University of Missouri.

         Russell D. Glass. Effective December 1, 1998, Mr. Glass was appointed to the Board of Directors of NEG. Mr. Glass has been President and Chief Investment Officer of Icahn Associates Corporation and Starfire Holding Corporation, privately held investment companies, since April 1998. From March 1996 to March 1998, he was a partner in Relational Investors LLC, an investment management firm. From 1988 to 1996, he was President of Premier Partners Inc., a private investment firm. From 1984 to 1986 he served as an investment banker with Kidder, Peabody & Company. Mr. Glass is a director of Cadus Pharmaceutical corporation, a biotechnology research company; Global Discount Travel Services LLC, an internet travel reservations company; and the A.G. Spanos Corporation, a privately held national real estate development company and owner of the NFL San Diego Chargers. Mr. Glass received his B.A. from Princeton University and an M.B.A. from the Stanford University Graduate School of Business.

         Martin Hirsch. Effective December 1, 1998, Mr. Hirsch was appointed to the Board of Directors of NEG. Mr. Hirsch has served as a Vice President of American Property Investors since March 18, 1991 where he is involved in investing, managing and disposing of real estate properties and securities. From January 1986 to January 1991, he was at Integrated Resources, Inc. as a Vice President and where he was involved in the acquisition of commercial real estate properties and asset management. From 1985 to 1986, he was a Vice President of Hall Financial Group where he was involved in acquiring and financing commercial and residential properties. Mr. Hirsch received his M.B.A. from The Emory University Graduate School of Business.

         Robert H. Kite. Effective December 17, 1990, Mr. Kite was appointed a Director of NEG. From November 1987 until June 11, 1991, Mr. Kite served as a Director of VP. Since 1980, Mr. Kite has been President and Chief Operating Officer of KFC, Ltd., a family-owned company with operations that include real estate development, investments and medical MRI clinics. He has also been Chief Executive Officer of Roamin' Korp., Inc. since 1982, which is engaged in the businesses of construction, recording, mining and equity investments. Mr. Kite graduated from Southern Methodist University with a B.S. degree in Psychology and Political Science.

         Robert J. Mitchell. Effective August 29, 1996, Mr. Mitchell was appointed, a Director of NEG. Mr. Mitchell is Chief Executive Officer of ACF Industries Inc., has served as Senior Vice President -- Finance of such company from March 1995 to the present and was Treasurer from December 1984 to March 1995. Mr. Mitchell has also served as President and Treasurer of ACF Industries Holdings Inc. since August 1993 and as Vice President, Liaison Officer of Icahn & Co., Inc. since November 1984. From 1987 to January 1993, Mr. Mitchell served as Treasurer of TransWorld Airlines, Inc. and was the Treasurer of TransWorld Airlines, Inc. when it filed for reorganization under Chapter 11 of the United States Bankruptcy Code, as amended, in January 1992. Mr. Mitchell is also a director of Cadus Pharmaceutical Corporation, a NASDAQ National Market listed pharmaceutical company.

         Jack G. Wasserman. Effective December 1, 1998, Mr. Wasserman was appointed to the Board of Directors of NEG. Mr. Wasserman is a senior partner of Wasserman, Schneider, Babb and Reed, a New York law firm, and has been a partner of that firm and its predecessors since 1966. Mr. Wasserman is admitted to practice before the Supreme Court of the United States and in the states of New York, Florida and the District of Columbia. He serves as a Director of American Property Investors, Inc., the general partner of American Real Estate Partners, L.P. whose units are traded on the New York Stock Exchange, and Cadus Pharmaceutical Corporation whose shares are traded on the NASDAQ National Market. Mr. Wasserman holds a B.A. degree from Adelphi University, a J.D. degree from Georgetown University, and a Graduate Diploma from the Johns Hopkins University School of Advanced International Studies in Bologna, Italy.

         Philip D. Devlin. Effective March 1, 1997, Mr. Devlin was appointed Vice President and General Counsel of NEG and, effective March 20, 1997, the Board of Directors appointed him Secretary of NEG. From September 1984 to October 1994, Mr. Devlin served as Executive Vice President, General Counsel and Secretary for Sunrise Energy Services, Inc., a publicly-held natural gas marketing company. From October 1994 through February 1997, Mr. Devlin acted as President and Chief Executive Officer of Sunrise Energy Services, Inc. In July 1995, Sunrise Energy Services, Inc. filed to reorganize under Chapter 11 of the Bankruptcy Code, and in February 1997 a Plan of Reorganization was confirmed. Mr. Devlin is licensed by the State Bar of Texas, admitted to practice before the Supreme Court of the United States and is a past President and Director of the Natural Gas and Electric Power Association of North Texas. Mr. Devlin holds a B.A. degree and an M.A. degree from the University of California and J.D. degree with honors from California Western School of Law, San Diego, California.

         R. Kent Lueders. Effective April 13, 1998, Mr. Lueders was appointed Director of Corporate Development and in September 1998 was made a Vice President of NEG. From 1996 to 1998, Mr. Lueders was Manager of Acquisitions for Merit Energy. From 1994 to 1996, Mr. Lueders worked as a consulting evaluation engineer for RK Engineering. Prior to this

Mr. Lueders was the Product Line Manager with Munro Garrett International from 1993 to 1994. From 1982 to 1993, Mr. Lueders was Manager of Engineering Services for Pacific Enterprises Oil Company (USA) where he managed NEG reserves, budget and engineering systems. Mr. Lueders began his career with Amoco Production Company in 1979 as an engineer working East and West Texas. He received a B.S. degree in Petroleum Engineering from the University of Missouri at Rolla in 1979.

         Melissa H Rutledge. Effective August 15, 1994, Ms. Rutledge was appointed Controller and Chief Accounting Officer of NEG and in December 1997 was made a Vice President of NEG. From September 1990 to August 1994, Ms. Rutledge was a Senior Auditor for Ernst & Young LLP in Dallas. Ms. Rutledge received her B.B.A. degree in Accounting from Texas Tech University and is currently licensed as a CPA in the State of Texas.

F.       EXECUTIVE COMPENSATION

         1.       CASH COMPENSATION

         The following tables set forth the cash compensation received by NEG's Chief Executive Officer and each of the next four most highly compensated executive officers of NEG whose cash compensation exceeded $100,000 for the fiscal year ended December 31, 1999, and whose base salary plus bonus equaled or exceeded $100,000. Such tables also include option grants in the last fiscal year for such officers and aggregate option/SAR exercises during the last fiscal year and year-end option/SAR values.



                           SUMMARY COMPENSATION TABLE


                                                                                              LONG TERM
                                                                                         COMPENSATION AWARDS
                                                                                     --------------------------
                                                                                      RESTRICTED                            ALL
                                                                   ANNUAL               STOCK          SECURITIES          OTHER
                                                               COMPENSATION (1)         AWARDS         UNDERLYING       COMPENSATION
                                                        ---------------------------
    NAME AND PRINCIPAL POSITION             YEAR          SALARY($)       BONUS($)       ($)            OPTIONS(2)          ($)
    ---------------------------             ----          ---------       --------    ----------------------------------------------
Bob G. Alexander                            1999           $278,843           --          --                    --       $112,500(4)
     President and Chief                    1998            148,910           --          --                37,500             --
     Executive Officer(3)                   1997            148,645           --          --                    --             --

Jim L. David                                1999            132,290           --          --                    --        197,000(5)
     Assistant to the President             1998            105,000           --          --                    --             --
                                            1997            132,500      $35,000          --                75,000             --

Philip D. Devlin                            1999            178,825           --          --                    --             --
     Vice President,                        1998            193,882           --          --                    --             --
     General Counsel(6)                     1997            137,500       25,000     203,500(7)             60,000         50,885(8)


Melissa H. Rutledge                         1999            111,515           --          --                    --             --
     Vice President, Controller             1998            107,000           --          --                    --             --
     and Chief Accounting                   1997             80,000       15,000          --                30,000             --
     Officer(7)

R. Kent Lueders                             1999            118,825           --          --                    --             --
     Vice President, Corporate              1998             80,556           --          --                25,000             --
     Development(10)                        1997                 --           --          --                    --             --

(1) Excludes the aggregate, incremental cost to NEG of perquisites and other personal benefits, securities or property, the aggregate amount of which, with respect to the named individual, does not equal or exceed the lesser of $50,000 or 10% of reported annual salary and bonus for such person.

(2) All options granted since June 1996 were granted pursuant to the 1996 Incentive Compensation Plan, which was approved by the shareholders June 4, 1996 and registered by NEG on December 5, 1997. All previous options had been registered by NEG prior to January 1, 1997.

(3) Effective November 23, 1998, Mr. Alexander was appointed President and Chief Executive Officer of NEG.

(4) Mr. Alexander was paid $112,500, the amount remaining on his Consulting Agreement with NEG pursuant to the acquisition of Alexander Energy, as partial compensation for his appointment as NEG's President and Chief Executive Officer in November 1998.

(5) Mr. David's employment with NEG was terminated July 31, 1998, and these amounts were paid pursuant to a Separation Agreement with NEG. Mr. David was subsequently rehired by NEG on December 1, 1998 as an assistant to the President.

(6) Effective March 1, 1997, Mr. Devlin was appointed Vice President and General Counsel of NEG.

(7) Mr. Devlin was granted 50,000 shares of NEG's common stock during 1997, which was subsequently registered and had a market value of $203,500 as of December 31, 1997.

(8) Mr. Devlin earned $50,885 as consulting fees from NEG during 1997 prior to joining NEG as an employee and officer.

(9) Effective December 4, 1997, Ms. Rutledge was appointed Vice President of NEG and has served as its Controller and Chief Accounting Officer since August 1994.

(10) Mr. Lueders was employed by NEG April 13, 1998 and effective September 2, 1998, Mr. Lueders was appointed Vice President, Corporate Development of NEG.

         2.       STOCK OPTIONS/GRANTS

         NEG did not make any stock options or grants in 1999.

         3.       OPTION EXERCISES/VALUES

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                           AND YEAR-END OPTION VALUES


                                                                               NUMBER OF
                                                                               SECURITIES
                                                                               UNDERLYING                VALUE OF UNEXERCISED
                                                                               UNEXERCISED                  IN-THE-MONEY
                                                                            OPTIONS AT FISCAL             OPTIONS AT FISCAL
                                        SHARES                                 YEAR-END (#)                  YEAR-END ($)
                                      ACQUIRED ON           VALUE              EXERCISABLE/                  EXERCISABLE/
NAME                                  EXERCISE (#)        REALIZED ($)        UNEXERCISABLE                 UNEXERCISABLE
----                                 -------------        ------------      -----------------            --------------------
Bob G. Alexander(2)............            --                  --                  75,000/0                       --

Jim L. David(2)................            --                  --                 105,000/0                       --

Philip D. Devlin(2)............            --                  --                  60,000/0                      $0/$0

Melissa H. Rutledge(2).........            --                  --                  70,000/0                      $0/$0

R. Kent Lueders(2).............            --                  --             12,500/12,500                      $0/$0


(1) Based on the closing price of NEG's common stock at December 31, 1999 of $0.03 per share.

(2)      These individuals did not exercise any options during 1999.

         NEG does not have any long-term incentive plans or defined benefit or actuarial plans. Therefore, the tables on long-term incentive plan awards and pension plans are omitted.

         4.       EMPLOYEE STOCK PURCHASE PLAN

         NEG has an Employee Stock Purchase Plan (the "Plan") pursuant to
Section 423(b) of the United States Internal Revenue Code of 1986, as amended. Pursuant to the Plan, all Eligible Participants may participate in each semi-annual offering in an amount of not less than 1% or more than 1O% of his or her base pay in effect as of the Offering Commencement Date of each offering. At the end of each offering, the employee shall be entitled to purchase stock of NEG from the payroll deductions through the Offering Period at a price equal to the lower of:

         (a) 85% of the closing price of the stock on the Offering Commencement Date or the nearest prior business day on which trading occurred on the NASDAQ National Market System; or

         (b) 85% of the closing price of the stock on the Offering Termination Date or the nearest prior business day on which trading occurred on the NASDAQ National Market System; or

         (c) if the Common Stock of NEG is not admitted to trading on any of the aforesaid dates for which closing prices of the stock are to be determined, then reference shall be made to the fair market value of the stock on that date, as determined on such basis as shall be established or specified for purposes of the offering by the Board of Directors.

During 1999, as a result of the pendency of the Chapter 11 Cases, no employees participated in NEG's Stock Purchase Plan.

         5.       COMPENSATION OF DIRECTORS

         NEG compensates non-employee Board of Directors members in the amount of $1,000 for each official Board of Directors' meeting and $500 for each Board of Directors' committee meeting unless such committee meeting is held at the time of, or in conjunction with, an official Board of Directors' meeting. In addition, members of the Board of Directors have been granted stock options in past years. During 1999, no stock options were granted to directors.

         Incorp Inc. (which acts as a petroleum consultant and independent oil and gas producer) and an affiliated company of former Director, Mr. Norman Miller, was paid $35,000 for consulting services rendered to NEG by Mr. Miller during 1998, but no payments were made in 1999. Pursuant to an agreement effective as of November 11, 1994, Mr. Miller was entitled to receive $500 for each day he worked on Company matters. Incorp Inc. terminated its relationship with NEG on December 7, 1998, and Mr. Miller resigned from the Board of Directors effective February 10, 1999.

         Upon consummation of the Alexander merger, Mr. Bob G. Alexander entered into a consulting agreement with NEG for a term running from September 1996 to September 1999 at a compensation level of $150,000 per year. Effective November 23, 1998, Mr. Alexander was appointed President and Chief Executive Officer of NEG at an annual salary of $250,000 per year. In January 1999, Mr. Alexander was paid the outstanding amount of $112,500 due under his consulting agreement as partial compensation for his appointment as NEG's President and Chief Executive Officer.

         In addition, NEG pays other incidental compensation to executive officers and directors from time to time, consisting primarily of health insurance and reimbursement for travel and entertainment expenses on behalf of NEG.

         6. EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

         In January 1996, NEG executed an employment agreement with Melissa H. Rutledge, Vice President, Controller and Chief Accounting Officer, which has a term of three years from the effective date of a "change in control" of NEG. In March 1997 and April 1998, respectively, NEG executed a similar employment agreement with each of Philip D. Devlin, Vice President, General Counsel and Secretary and R. Kent Lueders, Vice President, Corporate Development, (together with Ms. Rutledge's employment agreement, the "Employment Agreements"). The Employment Agreements each provide that the three-year term will continuously roll over (so that at any time during the term of such agreements there is a remaining term of three years, but in no event beyond the time the executive and/or officer reaches age 65).

         The Employment Agreements define the "change in control" to have occurred when (i) a person, entity or group becomes the beneficial owner of a majority of the securities of NEG ordinarily having the right to vote for election of directors, (ii) during any consecutive two year period, the directors at the beginning of the period (together with directors approved by a vote of 66 2/3% of such initial directors plus directors previously approved by such 66 2/3% margin) cease to constitute a majority of NEG's Board of Directors,
(iii) any sale, lease, exchange or transfer of all, or substantially all, of NEG's assets occurs, or (iv) a merger or consolidation occurs with the effect that any person, entity or group, or the shareholders thereof, become the owner of securities of the surviving corporation representing a majority of the voting power of such surviving corporation for the election of directors.

         The Employment Agreements provide for a three year employment term during which the executive and/or officer receives for each year (i) 100% of the average of the executive's annual base salary at the time in question and the executive's annual base salary for each of the preceding two years, and (ii) 100% of the average of the bonuses paid to the executive and/or officer for each of the preceding three fiscal years. If the executive and/or officer is discharged without cause or resigns for "good reason" (as defined therein) after a change in control, then in lieu of the compensation described in the preceding sentence, the executive and/or officer is entitled to a lump sum cash severance payment equal to three times the sum of (a) the executive's annual base salary then in effect, (b) the average of cash bonuses for each of the three previous years, and (c) the average of fully-vested contributions to retirement plans for such executive and/or officer for each of the three preceding years. In addition, at such time, all options and all other retirement or pension contributions or benefits become fully vested and remain fully exercisable for 360 days.

         Pursuant to an agreement with NEG dated December 3, 1998, each of Ms. Rutledge, Mr. Devlin and Mr. Lueders agreed to terminate their existing Employment Agreements; provided that no court (including the bankruptcy court) reduces or dismisses any of the Severance Pay Benefits (described below) available to such executives pursuant to NEG's Severance Policy.

         In addition to the Employment Agreements discussed above, NEG entered into an employment agreement with Jim L. David in March 1997, then Vice President, Exploration for a two-year term, commencing with the date of consummation of the merger of NEG with Alexander Energy Corporation. Under such agreement, in the event Mr. David resigned for a good reason after a "change of control" as defined above, or upon the discharge of Mr. David without cause during the employment term, Mr. David would receive severance benefits equal to the sum of (i) his annual base salary then in effect, (ii) his last annual cash bonus and (iii) the average retirement plan contributions by NEG on his behalf on a fully vested basis for the last two fiscal years, multiplied by three (3). Mr. David would also have all stock options previously granted to him become fully vested and exercisable for a three-year period (360 days) following termination. Mr. David's Employment Agreement was terminated in July, 1998 and the benefits payable under this Employment Agreement were paid and made a part of his separation agreement. Effective December 1, 1998, Mr. David was re-employed with NEG as an Assistant to the President; however, he does not have a new employment agreement in conjunction therewith.

G.       SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         The following table sets forth, as of the date of this Disclosure Statement, the individuals or entities known to NEG to own more than 5% of NEG's outstanding shares of capital stock.

 NAME AND ADDRESS                                                      NUMBER         PERCENT
OF BENEFICIAL OWNER                     TITLE OF CLASS                OF SHARES      OF CLASS(1)
-------------------                     --------------                ---------      -----------
                                          COMMON STOCK

Carl C. Icahn                           Common Stock                  8,847,044(2)       19.2%
     114 West 47th Street
     19th Floor
     New York, NY 10036

Kayne, Anderson                         Common Stock                  4,414,068(3)        9.9%
Investment Management, Inc.
     1800 Avenue of Stars
     Suite 1424
     Los Angeles, CA 90067

Croft-Leominster, Inc.                  Common Stock                  2,161,710(4)        5.3%
     207 E. Redwood St.
     Suite 802
     Baltimore, MD 21202

                                    SERIES B PREFERRED STOCK

Kayne, Anderson Investment              Series B Preferred            38,687(5)           100%
Management, Inc.                             Stock
     1800 Avenue of Stars
     Suite 1424
     Los Angeles, CA 90067

Arbco Associates, L.P.                  Series B Preferred            13,928(5)            36%
     1800 Avenue of Stars                    Stock
     Suite 1424
     Los Angeles, CA 90067

Offense Group Associates, L.P.          Series B Preferred            11,607(5)            30%
     1800 Avenue of Stars                    Stock
     Suite 1424
     Los Angeles, CA 90067

Kayne, Anderson Non-                    Series B Preferred            10,832(5)            28%
Traditional Investments, L.P.                Stock
     1800 Avenue of Stars
     Suite 1424
     Los Angeles, CA 90067

 NAME AND ADDRESS                                                      NUMBER         PERCENT
OF BENEFICIAL OWNER                     TITLE OF CLASS                OF SHARES      OF CLASS(1)
-------------------                     --------------                ---------      -----------

Opportunity Associates L.P.             Series B Preferred            2,320(5)             6%
     1800 Avenue of Stars                      Stock
     Suite 1424
     Los Angeles, CA 90067


                                    SERIES C PREFERRED STOCK

Kayne, Anderson Investment              Series C Preferred            23,000(6)          100%
Management, Inc.                               Stock
     1800 Avenue of Stars
     Suite 1424
     Los Angeles, CA 90067

Arbco Associates, L.P.                  Series C Preferred            8,280(6)            36%
     1800 Avenue of Stars                      Stock
     Suite 1424
     Los Angeles, CA 90067

Offense Group Associates, L.P.          Series C Preferred            7,240(6)            31%
     1800 Avenue of Stars                      Stock
     Suite 1424
     Los Angeles, CA 90067

Kayne, Anderson Non-                                                  6,100(6)            27%
Traditional Investments, L.P.           Series C Preferred
     1800 Avenue of Stars                      Stock
     Suite 1424
     Los Angeles, CA 90067

Opportunity Associates L.P.             Series C Preferred            1,380(6)             6%
     1800 Avenue of Stars                      Stock
     Suite 1424
     Los Angeles, CA 90067


                                    SERIES D PREFERRED STOCK

Carl C. Icahn                           Series D Preferred            100,000(2)         100%
     114 West 47th Street                      Stock
     19th Floor
     New York, NY 10036

 NAME AND ADDRESS                                                      NUMBER         PERCENT
OF BENEFICIAL OWNER                     TITLE OF CLASS                OF SHARES      OF CLASS(1)
-------------------                     --------------                ---------      -----------

                                    SERIES E PREFERRED STOCK

Kayne, Anderson Investment              Series E Preferred            9,500(7)           100%
Management, Inc.                               Stock
     1800 Avenue of Stars
     Suite 1424
     Los Angeles, CA 90067

Foremost Insurance Company             Series E Preferred             7,500(7)            79%
     5230 33rd Street, S.E.                   Stock
     Grand Rapids, Ml 49512

Topa Insurance Company                  Series E Preferred            2,000(7)            21%
     c/o Kayne, Anderson                      Stock
     Investment Management,
     Inc.
     1800 Avenue of Stars
     Suite 1424
     Los Angeles, CA 90067

(1) Based upon the 40,527,482 shares of Common Stock, 38,687 shares of issued and outstanding Series B Preferred Stock, 23,000 shares of issued and outstanding Series C Preferred Stock, 100,000 shares of issued and outstanding Series D Preferred Stock and 9,500 shares of issued and outstanding Series E Preferred Stock that are outstanding as of April 20, 1999. For each person or group, the percentages are calculated on the basis of the amount of outstanding securities of the particular class plus any securities that such person or group has the right to acquire within 60 days 1999 pursuant to options, warrants, conversion privileges or other rights.

(2) High River Limited Partnership, the record owner of these shares, is a Delaware limited partnership, and has pledged these shares to lNG Capital. Riverdale Investors Corp., Inc. is a Delaware corporation and is the general partner of High River. Mr. Carl C. Icahn is the sole stockholder and a director of Riverdale. Riverdale's principal business address is 90 South Bedford Road, Mount Kisco, New York 10549, and Mr. Icahn's principal business address is c/o Icahn Associates Corp., 114 West 47th Street, l9th Floor, New York, New York 10036. Gascon Partners, a New York general partnership, an affiliate of Mr. Icahn, High River and Riverdale holds warrants to purchase 300,000 shares of Common Stock. High River also holds 700,000 warrants issued in August 1996 in connection with NEG's acquisition of and merger with Alexander Energy Company. The ownership figures in the table assume that all the shares of Series D Preferred Stock are converted and warrants for 1,000,000 shares of Common Stock are exercised. Riverdale and Mr. Icahn, by virtue of their relationships to High River and Gascon, may be deemed to beneficially own (as that term is defined in Rule 13d-3 under the Exchange Act) the shares which High River directly beneficially owns and the shares which Gascon has warrants to purchase. Each of Riverdale and Mr. Icahn disclaims beneficial ownership of such shares for all other purposes. Mr. Robert J. Mitchell has been appointed a director of NEG as the representative of the holders of the Series D Preferred Stock. Mr. Mitchell does not have dispositive or voting power over any of the shares owned by High River. Mr. Russell Glass and Mr. Martin Hirsch, directors of NEG and affiliates of High River, disclaim any beneficial ownership of these shares.

(3) Richard A. Kayne ("Kayne") is President, Chief Executive Officer and Director of Kayne Anderson Investment Management Inc. ("KAIM") and of KA Associates, Inc., a registered broker/dealer. KAIM is the general partner of KAIM Non-Traditional, L.P. ("L.P."), registered investment advisor, which is the general partner of and investment advisor to the investment partnerships referred to in this footnote. Mr. Kayne is also a limited partner in each investment partnership and a general partner on one of them. Mr. Kayne and L.P. have shared dispositive and voting power through investment partnerships for 38,687 shares of Series B Preferred Stock, 23,000 shares of Series C Preferred Stock, and 9,500 shares of Series E Preferred Stock, which may be converted at anytime into 2,380,738, 1,150,000 and 422,222 shares of Common Stock, respectively, and for warrants to purchase 217,000 shares of Common Stock. The percentage ownership figures in the table assume that all shares of Series B Preferred Stock, Series C Preferred Stock and Series E Preferred Stock are converted, the warrants to purchase 217,000 shares of Common Stock are exercised and 4,169,959 shares of Common Stock are issued, and such shares are added to the shares of Common Stock outstanding. Mr. Kayne disclaims beneficial ownership of the shares held by the investment partnerships in excess of the amount attributable to him by virtue of his direct interest as a limited or general partner and by virtue of his indirect interest in L.P.'s interest in the investment partnerships. L.P. disclaims beneficial ownership of the shares held by the investment partnerships in excess of the amount attributable to them by virtue of their percentage interest in the investment partnerships.

(4) Croft-Leominster, Inc. the record owner of the shares, is a Maryland corporation.

(5) Beneficial ownership of all the Series B Preferred Stock is attributed to KAIM. For information on Richard A. Kayne, KAIM and L.P., see footnote (3) above. Arbco Associates L.P. has shared dispositive and voting power with Mr. Kayne, and L.P. of 13,928 shares of Series B Preferred Stock, which is convertible at any time into 857,107 shares of Common Stock. Offense Group Associates has shared dispositive and voting power with Mr. Kayne, and L.P. for 11,607 shares of Series B Preferred Stock, which is convertible at any time into 714,276 shares of Common Stock. Kayne, Anderson Non-Traditional Investments has shared dispositive and voting power with Mr. Kayne and L.P. for 10,832 shares of Series B Preferred Stock, which is convertible at any time into 666,584 shares of Common Stock. Opportunity Associates L.P. has shared dispositive and voting power with Mr. Kayne, and L.P. of 2,320 shares of Series B Preferred Stock, which is convertible at any time into 142,769 shares of Common Stock.

(6) Beneficial ownership of all the Series C Preferred Stock is attributed to KAIM. For information on Richard A. Kayne, KAIM and L.P., see footnote (3) above. Arbco Associates

         L.P. has shared dispositive and voting power with Mr. Kayne, and L.P. of 8,280 shares of Series C Preferred Stock, which is convertible at any time into 414,000 shares of Common Stock. Offense Group Associates has shared dispositive and voting power with Mr. Kayne, and L.P. for 7,240 shares of Series C Preferred Stock, which is convertible at any time into 362,000 shares of Common Stock. Kayne, Anderson Non-Traditional Investments has shared dispositive and voting power with Mr. Kayne, and L.P. for 6,100 shares of Series C Preferred Stock, which is convertible at any time into 305,000 shares of Common Stock. Opportunity Associates L.P. has shared dispositive and voting power with Mr. Kayne, and L.P. for 1,380 shares of Series C Preferred Stock, which is convertible at any time into 69,000 shares of Common Stock.

(7) Beneficial ownership of all the Series E Preferred Stock is attributed to KAIM, except with respect to Foremost Insurance Company which owns 7,500 shares of Series E Preferred Stock (convertible at any time into 333,333 shares of Common Stock) and warrants for 105,000 shares of Common Stock. Topa Insurance Company has dispositive and voting power for 2,000 shares of Series E Preferred Stock, which is convertible at any time into 88,888 shares of Common Stock and warrants for 28,000 shares of Common Stock.

H.       SECURITY OWNERSHIP OF MANAGEMENT

         The following table sets forth information concerning the beneficial ownership of NEG's capital stock as of March 1, 2000 by each of NEG's present directors and executive officers and certain other parties, and the directors and executive officers of NEG as a group, all as reported by each such person as of March 1, 2000.




 NAME AND ADDRESS                                                      NUMBER         PERCENT
OF BENEFICIAL OWNER                     TITLE OF CLASS                OF SHARES      OF CLASS(1)
-------------------                     --------------                ---------      -----------

Bob G. Alexander                        Common Stock                  475,002(2)          1.2%
   4925 Greenville Avenue
   Suite 1400
   Dallas, TX 75206

Robert H. Kite                          Common Stock                  518,955(3)          1.3%
   2722 N. 7th Street
   Phoenix, AZ 85006

Jim L. David                            Common Stock                  5l2,889(4)          1.3%
   4925 Greenville Avenue
   Suite 1400
   Dallas, TX 75206

R. Kent Lueders                         Common Stock                 212,500(5)        ______(6)
   4925 Greenville Avenue
   Suite 1400
   Dallas, Texas 75206

 NAME AND ADDRESS                                                      NUMBER         PERCENT
OF BENEFICIAL OWNER                     TITLE OF CLASS                OF SHARES      OF CLASS(1)
-------------------                     --------------                ---------      -----------

Philip D. Devlin                        Common Stock                166,473 (7)           ______(6)
   4925 Greenville Avenue
   Suite 1400
   Dallas, TX 75206

Melissa H. Rutledge                     Common Stock                 81,800 (8)           ______(6)
   4925 Greenville Avenue
   Suite 1400
   Dallas, TX 75206

Robert J. Mitchell                      Common Stock                 50,000 (9)           ______(6)
   767 Fifth Avenue
   New York, NY 10153

Jack G. Wasserman                       Common Stock                  _____(10)           ______(6)
   111 Broadway
   New York, NY 10006

Russell D. Glass                        Common Stock                  _____(11)           ______(6)
   767 Fifth Avenue
   New York, NY 10153

Martin Hirsch                           Common Stock                  _____(12)           ______(6)
   767 Fifth Avenue
   New York, NY 10153


All officers and directors as           Common Stock              2,017,619(14)              5.0%
a group (10 people)

All officers and directors              Series B Preferred            _____               ______
as a group (10 people)                  Stock

All officers and directors              Series C Preferred            _____               ______
as a group (10 people)                  Stock

All officers and directors              Series D Preferred            _____               ______
as a group (10 people)                  Stock

All officers and directors              Series E Preferred            _____               ______
as a group (10 people)                  Stock

(1) As of March __, 2000 there were 40,527,482 shares of NEG's common stock outstanding.

(2) Includes 340,000 shares held directly by Mr. Alexander and 60,002 shares owned by Mr. Alexander's wife, Donna Ports Alexander, and immediately exercisable options to purchase 75,000 shares. Mr. Alexander disclaims any beneficial interest in the shares owned by his wife.

(3) Robert H. Kite is Chief Operating Officer and a 33.0% beneficial owner of KFT, Ltd. and may be deemed to be the beneficial owner of shares held by KFT, Ltd. KFT, Ltd. holds 176,297 shares and Mr. Kite holds 257,658 shares directly and immediately exercisable options to purchase 85,000 shares.

(4) Includes 407,889 shares held directly by Mr. David and immediately exercisable options to purchase 105,500 shares.

(5) Includes 200,000 shares held directly by Mr. Lueders and immediately exercisable options to purchase 12,500 shares, but does not include options to purchase 12,500 shares which are not yet exercisable.

(6)      Less than one percent.

(7) Includes 106,473 shares of Common Stock held directly by Mr. Devlin and immediately exercisable options to purchase 60,000 shares.

(8) Includes 11,800 shares held directly by Ms. Rutledge and immediately exercisable options to purchase 70,000 shares.

(9) Includes immediately exercisable options to purchase 50,000 shares, and Mr. Mitchell disclaims any beneficial ownership of stock attributable to High River.

(10)     Mr. Wasserman holds no stock or options of NEG.

(11) Mr. Glass holds no stock or options of NEG and disclaims beneficial ownership of any stock attributable to High River.

(12) Mr. Hirsch holds no stock or options of NEG and disclaims beneficial ownership of any stock attributable to High River.

(13) Includes a total of 1,560,119 shares held directly or indirectly by the executive officers and directors and options and warrants to purchase 457,500 shares which are immediately exercisable or exercisable within 60 days.

         Under the terms of the Series D Preferred Stock, a change in control of NEG may occur if any of the events occur that trigger the Series D Preferred Stock Contingent Voting Rights (as defined) to elect one-half of the Board of Directors plus one member and if such rights are exercised by such holder. The Bankruptcy Court's entry of the Order for Relief on February 11, 1999 gives rise to the Series D Preferred stockholder to exercise its right to control NEG's Board of Directors. To date, the Series D Preferred

         Stockholder has not exercised such right. However, Messrs. Mitchell, Glass and Hirsch are affiliated with the Series D Preferred Stockholder.


                            VI. THE CHAPTER 11 CASES

A.       FACTORS LEADING TO CHAPTER 11 FILING

         Due to the significant decline in oil prices in 1998, coupled with unfavorable revisions in estimates of oil and gas reserves during the year, NEG experienced disappointing operating results in 1998. The revenues generated by NEG's operations are highly dependent upon the prices of, and demand for, oil and natural gas. The price received by NEG for its oil and natural gas production depends on numerous factors beyond NEG's control, including seasonal price fluctuation, the condition of the U.S. economy, foreign imports, political conditions in other oil- and natural-gas-producing countries, the actions of the Organization of Petroleum Exporting Countries and domestic governmental regulations, legislation and policies. Declines during 1998 in the prices of oil and gas had a material adverse effect on the carrying value of NEG's oil and gas properties and NEG's revenues, profitability and cash flows.

B.       COMMENCEMENT OF THE CHAPTER 11 CASES

         On December 4, 1998, certain holders of the Bonds filed an Involuntary Petition against NEG for an order for relief under chapter 11 of Bankruptcy Code in the Bankruptcy Court, due to nonpayment of interest due December 2, 1998, after expiration of a 30-day grace period. On December 23, 1998, NEG filed, in the Bankruptcy Court, an Answer to and Motion to Dismiss the pending Involuntary Petition. NEG's Motion affirmed that it (i) was meeting its obligations and generally paying its debts as they become due, unless such debts were the basis of a bona fide dispute and (ii) had arranged with the lender under its credit facility to borrow additional funds sufficient to pay the interest due on the Bonds, conditioned upon the Bankruptcy Court's dismissal of the Involuntary Petition. However, on February 8, 1999, the Bankruptcy Court denied NEG's Motion to Dismiss the Involuntary Petition. On February 11, 1999, the Bankruptcy Court entered an order for relief with respect to NEG, and BMC filed a voluntary petition for relief under chapter 11.

C.       SIGNIFICANT EVENTS SINCE COMMENCEMENT OF CHAPTER 11 CASES

         1.       CONTINUATION OF DEBTORS' BUSINESS

         Since the Relief Date, the Debtors have continued to operate their business and manage their properties as debtors in possession. Due to the chapter 11 filing, NEG has suspended its exploratory drilling program. NEG has limited its capital expenditures to ordinary course enhancement of current production through workovers, recompletions, and other production enhancing activities deemed to be economic given current oil and gas prices. Development drilling has been limited to (i) ordinary course non-operated wells in which NEG owns limited working interests and in which the failure to participate may result in drainage, depletion or loss of current reserves and (ii) operated wells deemed to be economical given current oil and gas prices. Large expenditures for developmental drilling may require court approval, and none are planned at this time.

         2.       STAY OF LITIGATION

         An immediate effect of the filing of a bankruptcy case is the imposition of the automatic stay under the Bankruptcy Code, which, with limited exceptions, enjoins the commencement or continuation of all litigation against the Debtors. This injunction will remain in effect until the Effective Date unless otherwise modified by the order of the Bankruptcy Court.

         3.       OPERATING ORDERS

         On February 11, 1999, upon entry of the order for relief with respect to NEG and commencement of the voluntary case with respect to BMC, the Debtors obtained a number of orders, supported by motions and applications, to authorize the continued day-to-day operations of the Debtors. These orders included, among others, (i) an order authorizing the maintenance of business forms and bank accounts, (ii) an order to pay prepetition wages, reimbursable employee expenses and employee benefits, (iii) an order to maintain utility services, (iv) an order authorizing payment of certain critical vendors, (v) an order authorizing the use of cash collateral, and (vi) an order authorizing the joint administration of the Chapter 11 Cases.

         4.       APPOINTMENT OF COMMITTEE

         The Committee was originally appointed on February 19, 1999, by the United States Trustee. The Committee selected the law firm of Andrews & Kurth, L.L.P. to represent it in the Chapter 11 Cases.

         5.       REPRESENTATION OF THE DEBTORS

                  (a)      Reorganization Counsel

         In July 9, 1999, the Bankruptcy Court entered an order authorizing the Debtors to engage the law firm of Neligan, Andrews, Bryson & Foley, L.L.P. (formerly known as Neligan & Averch, L.L.P.) as reorganization counsel in the Chapter 11 Cases. The firm replaced Weil, Gotshal & Manges, L.L.P. as the Debtors' reorganization counsel.

                  (b)      Financial Advisors/Accountants

         On February 11, 1999, the Debtors filed an application to retain PricewaterhouseCoopers ("PwC") as their financial advisors. On February 11, 1999, the Debtors filed an application to retain Ernst & Young as their accountants. On February 24, 1999, the Bankruptcy Court entered an interim order authorizing the Debtors' retention of PwC, and on March 9, 1999, the Bankruptcy Court entered an order authorizing the Debtors retention of Ernst & Young. On June 29, 1999, the Court entered an order expanding the employment of PwC.

                  (c)      Labor, Corporate and Securities Counsel

         On February 11, 1999, the Debtors filed an application to retain, the law firm of Akin, Gump, Strauss, Hauer & Feld, L.L.P. ("Akin Gump") as special counsel for labor, corporate, and securities matters. On March 18, 1999, the Bankruptcy Court entered an order authorizing the Debtors' retention of Akin, Gump.

                  (d)      Official Claims Administrator

         On February 11, 1999, the Debtors filed an application to retain Poorman-Douglas Corporation to act as the official claims administrator of these Estates. On March 1, 1999, the Bankruptcy Court entered an order authorizing the employment of Poorman-Douglas for the limited purpose of mailing notice of commencement of cases pursuant to section 341 of the Bankruptcy Code.

         6.       TERMINATION OF EXCLUSIVITY AND FILING OF COMMITTEE PLAN

         On April 2, 1999, the Committee filed a motion to terminate the Debtors' exclusive right to file a plan of reorganization pursuant to section 1121 of the Bankruptcy Code. As a hearing conducted on April 22, 1999, the Bankruptcy Court entered an order granting the motion in part and denying it in part. The Bankruptcy Court's order required both the Debtors and the Committee to file a comprehensive summary plan of reorganization by the close of business on Monday, May 24, 1999. The Debtors did not file a plan of reorganization within the exclusive period for doing so; therefore, the exclusive period has expired.

         On February 28, 2000, the Committee filed with the Bankruptcy Court a joint disclosure statement and proposed plan of reorganization (the "Committee Plan"). The Committee Plan provides for (i) the possibility of a limited continuation of NEG's oil and gas business operations; (ii) the creation of a creditors' trust to which would be transferred substantially all of the cash and cash equivalents remaining in NEG, the funds held in the registry of the Bankruptcy Court from the auction of NEG's properties, and all causes of action for the payment and primary benefit of certain allowed administrative, tax, priority and miscellaneous secured and unsecured creditors; and (iii) payment in full of the Arnos Secured Claim in the amount of $25 million, plus interest as may be due.

         7.       MARKETING AND SALE OF DEBTORS' ASSETS

         On August 4, 1999, NEG and the Committee appeared before the Bankruptcy Court and announced agreement on the process for marketing NEG and/or its assets. The Bankruptcy Court entered an order which provided that NEG and the Committee would employ CIBC World Markets Corp. ("CIBC") to solicit bids for sale of NEG and/or its assets. NEG assisted CIBC in assembling a data room for potential bidders to view information regarding NEG's assets. CIBC marketed NEG's assets pursuant to procedures approved by NEG, the Committee, and the Bankruptcy Court. In addition, the Bankruptcy Court approved the retention of Netherland, Sewell & Associates, Inc. to (i) complete its reserve evaluation of NEG's oil and natural gas properties as of December 31, 1998; (ii) update the reserve evaluation as of July 1, 1999; and (iii) provide assistance to NEG, CIBC, and prospective buyers during the marketing process.

         The marketing process culminated in an auction conducted by the Bankruptcy Court on November 1, 1999. At the auction, bidding on the bulk properties, without Lake Mongoulois and Mustang Island, ultimately ended at a high bid of $96.25 million given by Arnos, an affiliated subsidiary of NEG's Series D preferred stockholder. The Committee, after review, concluded that it would recommend to the Court that it accept the high bid of $96.25 million. The Bankruptcy Court signed an order accepting Arnos as the highest bidder on November 16, 1999. Arnos filed a motion to close the Purchase and Sale Agreement (the "Arnos PSA") into escrow pending the Bankruptcy Court's approval of either
(i) a plan of reorganization or (ii) a closing of the sale of the properties to Arnos. The Bankruptcy Court approved this motion and ordered Arnos to pay into the Bankruptcy Court's registry the sum of $61.25 million, which equals the purchase price of $96.25 million less the previously escrowed deposit of $9.625 million and the principal balance of $25 million outstanding under the Arnos credit facility.

         8.       SEVERANCE PROGRAM

         Pursuant to an agreed order between NEG and the Committee, the Bankruptcy Court entered an order (the "Severance Order") on September 7, 1999, approving a severance program (the "Severance Program") for NEG's employees. The Severance Program provides for contingent payments as follows: (a) a "stay-pay" component payable on the earlier of an employees termination without cause; the closing of a sale of substantially all NEG's assets or the confirmation of a Plan of Reorganization; and (b) a "severance" component, whereby upon termination any employee who does not obtain new employment, or is not offered a permanent job in Dallas, Texas for a period of at least one year at the same pay and benefits provided by NEG, shall be entitled to certain severance benefits. The Severance Order also provided that any employee who participates in the Severance Program waives and releases any and all claims arising from any current employment agreement with NEG.

         Effective October 1, 1999, each of Ms. Rutledge, Mr. Devlin and Mr. Lueders agreed to participate in the Severance Program and void their employment agreements, provided that all benefits described in the Severance Program are paid to each, respectively, as prescribed. The Severance Order further provided that Mr. Alexander and Mr. Devlin would not be entitled to any payments under the Severance Program until the earlier of (i) confirmation of a plan of reorganization, (ii) conversion to a chapter 7 bankruptcy proceeding, or (iii) termination of their employment by a trustee appointed by the Bankruptcy Court.

         Payments under this program could be approximately $2 million if both the stay bonus and severance portions are paid in full.

         VII.     CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

         The following is a brief summary of certain federal income tax consequences that holders of Claims and Equity Interests should consider. This summary does not address all aspects of federal income taxation that may be relevant to all persons considering the Plan. Special federal income tax considerations not discussed in this summary may be applicable to, among other persons, financial institutions, insurance companies, foreign corporations, tax-exempt institutions and persons who are not citizens or residents of the United States. In addition, this summary does not discuss the effect of any foreign, state or local tax law, the effect of which may be significant.

         This summary is based on the Internal Revenue Code of 1986, as amended ("IRC"), the regulations promulgated thereunder, judicial decisions, and administrative positions of the Internal Revenue Service (the "Service"). All section references in this summary are to sections of the IRC. Any change in the foregoing authorities may be applied retroactively in a manner that could adversely affect persons considering the Plan.

         No ruling will be sought from the Service with respect to the federal income tax aspects of the Plan and there can be no assurance that the conclusions set forth in this summary will be accepted by the Service. No opinion has been sought or obtained with respect to the tax aspects of the Plan.

         THIS SUMMARY IS INTENDED FOR GENERAL INFORMATION ONLY. PERSONS CONSIDERING THE PLAN ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE REORGANIZATION OF THE DEBTORS, THE RECEIPT OF ANY PAYMENT UNDER THE PLAN, AND THE IMPACT ON THAT PERSON OR ANY OTHER PERSON OF ANY OBLIGATION IMPOSED UNDER THE PLAN.

A.       TAX CONSEQUENCES TO THE DEBTORS

         1.       DISCHARGE OF INDEBTEDNESS INCOME

         The IRC generally provides that a debtor must include in income the amount of discharge of indebtedness ("DOI") it realizes when a creditor accepts less than full payment in satisfaction of its debt. The realized amount of DOI is generally the difference between the amount of indebtedness and the amount received by the creditor in exchange therefor. However, the IRC also provides in
Section 108(a) that DOI will not be included in the debtor's taxable income if the debtor is under the jurisdiction of a court in a case under Title 11 of the United States Code

(related to bankruptcy) and the DOI is granted by the court or is pursuant to a plan approved by the court. In the event IRC Section 108(a) excludes DOI from the debtor's income, the debtor's tax attributes will be reduced by the amount of DOI income so excluded. The tax attributes are generally reduced in a prescribed order and include NOLs, general business credit carryovers, capital loss carryovers and the tax basis of its assets. In the alternative, the debtor may make an election to alter the order of attribute reduction such that the tax basis of depreciable property would be reduced first.

         Subject to the discussion below, the Debtors believe that they should not (i) realize DOI or (ii) suffer a reduction in tax attributes with respect to any Bondholder Claim because the Bonds will be purchased by Arnos and not discharged by the Debtors. The Debtors will realize DOI with respect to any other Claim that is discharged in connection with the Plan to the extent of the difference between the amount of such Claim and the amount of consideration paid to the respective holder pursuant to the Plan.

         IRC Section 108(e)(4) provides that an acquisition of outstanding debt by a person related to the debtor from a person unrelated to the debtor will be treated as an acquisition by the debtor of the debt for purposes of determining the amount of DOI realized by the debtor. Generally, a corporate acquiror and a corporate debtor may be related if (in addition to certain additional requirements) certain persons (actually or constructively) own, directly or indirectly, more than 50% of the value of all outstanding stock of both corporations or more than 50% of all classes of voting stock. In the event IRC
Section 108(e)(4) applies, the debtor will be treated as retiring the amount of the debt acquired by the related person in exchange for the amount of consideration paid by the related person for such debt. In such a case, the debtor will realize, as DOI income, the difference between the deemed amount retired and the consideration paid. To the extent applicable, IRC Section 108(a) may then preclude recognition of such DOI income and require reduction of tax attributes in the amount thereof.

         Upon consummation of the Plan, Arnos affiliates will not own no more than 50% of the voting classes of the Debtors or more than 50% of the value of the stock of the Debtors. Accordingly, Arnos and the Debtors should not be related within the meaning of IRC Section 108(e)(4). Even if Arnos and the Debtors were related, any resulting DOI income to the Debtors should be excluded from taxable income (but would reduce tax attributes) under IRC Section 108(a) as discussed herein. The foregoing assumes that the Bonds constitute debt for federal income tax purposes. If the Bonds were treated as exchanged for equity, the Bonds would be deemed discharged and would result in DOI income to the Debtors. In such a case, the DOI income should, in a manner similar to that discussed below with respect to discharged Claims, be excluded from income under IRC Section 108(a) and reduce tax attributes. While the Debtors believe that the Bonds will constitute debt for federal income tax purposes upon consummation of the Plan, there can be no assurance that the Service would agree with that conclusion.

         In the case of any discharged Claim with respect to which DOI is realized by the Debtors, the DOI will be excluded from the Debtors' taxable income because the discharge of such Claims will occur pursuant to the Plan as approved by the Bankruptcy Court. As a result of the exclusion from income, the NOLs of the Debtors will be reduced by the amount of the DOI.

         2.       LIMITATION ON NET OPERATING LOSSES


         Based on current available information, the total consolidated NOL carryforward available with respect to the Debtors is approximately $100 million as of December 31, 1999. A portion of these NOLs is limited as a result of an ownership change that occurred with respect to the Debtors in 1996.

         IRC Sections 382 and 383 provide that in the event of an "ownership change" a loss corporation's ability to use its pre-change NOLs, tax credits and certain built-in losses will be limited. An ownership change generally occurs when the percentage of a corporation's stock owned by "5% shareholders" has increased by more than fifty (50) percentage points over a testing period that is generally three (3) years. If an ownership change occurs, the corporation's annual use of its NOL carryovers (and certain built-in losses recognized during the 5 years following the ownership change) is limited to the "Section 382 Limitation." The Section 382 Limitation is calculated as the value of the corporation's equity immediately before the ownership change multiplied by the applicable federal long-term tax-exempt rate (for example, for ownership changes in March 2000, the rate is 5.84%). IRC Section 382 also provides however that, in certain cases, a loss corporation may utilize additional pre-change NOLs if the corporation is treated as having "built-in gains" in excess of certain statutory thresholds.

         A 5% shareholder is any person that holds five percent (5%) or more of the stock of the corporation at any time during the testing period. Assuming that the Bonds are debt for general federal income tax purposes, a holder of Bonds will not be treated as a shareholder with respect to the Debtors (except as discussed below). Accordingly, the Debtors believe that they will not incur an ownership change as a result of the Plan. However, if the Bonds are treated as exchanged for equity, an ownership change would result and the Debtors would be subject to the Section 382 Limitation with respect to its NOLs and any other tax attributes described above. While the Debtors believe that the Bonds will constitute debt for federal income tax purposes upon consummation of the Plan, there can be no assurance that the Service would agree with that conclusion.

         However, the temporary treasury regulations under IRC Section 382 provide that an ownership interest in a corporation that is not stock will nevertheless be treated as stock for purposes of IRC Section 382 if (i) at the time of issuance or transfer to or by a 5% shareholder of such interest, such interest offers a potential significant participation in the growth of the corporation; (ii) treating such interest as stock would result in an ownership change; and (iii) the amount of pre-change losses at such time exceeds twice the
Section 382 Limitation at such time. At the time of transfer of the Bonds to Arnos, the Bonds may be viewed as offering a potential significant participation in the growth of the Debtors. In such a case, the Bonds may be treated as stock for purposes of IRC Section 382 and an ownership change would result. There can be no assurance that the Bonds will be treated as debt under IRC Section 382.

         Any shift (deemed or actual) in the ownership of stock of the Debtors, directly or by attribution, outside the scope of the Plan may trigger (or may have already triggered) the application of IRC Section 382 and other IRC provisions which may affect the availability of the





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

Debtors' NOLs. Because the federal income tax consequences of any shift would depend on the particular facts and circumstances at such time and the application of complex legislation and regulations, there can be no assurances as to the effect of any transactions outside the scope of the Plan or the survival of any NOLs or other carryovers. The charter and the bylaws of the Reorganized Debtor will be amended to prohibit the transfer of any stock of the Reorganized Debtor to or by any Person who is, was or would become as a result of such transfer a 5% shareholder within the meaning of IRC Section 382.

         3.       ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK

         No gain or loss will be recognized by the Debtors upon the receipt of money in exchange for the issuance of additional shares of common stock of the Reorganized Debtor to Arnos or its affiliate pursuant to the Plan.

         4.       ALTERNATIVE MINIMUM TAX

         A corporation's federal income tax liability for a taxable year is generally the greater of its regular income tax liability or its alternative minimum tax ("AMT") liability (which is calculated at a 20% tax rate). The regular corporate tax rate is applied to the corporation's regular taxable income which may generally be offset by its available NOLs for the taxable year. In contrast, in calculating alternative minimum taxable income ("AMTI"), NOLs (as determined for these purposes) may not offset more than 90% of the pre-NOL AMTI. Thus, if the Debtors have any AMTI, they will be required to pay tax at an effective rate of 2% of such income (10% of the 20% AMT rate). In addition, under IRC Section 59A, such AMTI (as adjusted by the rules therein) may be subject to an environmental tax applicable at the rate of 0.12%.

B.       TAX CONSEQUENCES TO HOLDERS OF EQUITY INTERESTS

         Under the Plan, the holders of Class 14 Preferred Equity Interests and Class 15 Common Equity Interests will retain their currently held interests. Although the percentage ownership of the holders of these Equity Interests will be diluted as a result of the issuance of additional shares of common stock of the Reorganized Debtor to Arnos or an affiliate, no federal income tax consequences are anticipated with respect to such holders as a result thereof.

C.       TAX CONSEQUENCES TO HOLDERS OF CLAIMS

         Generally, a holder of a Non-Arnos Bondholder Claim will recognize gain or loss with respect to its Claim to the extent of the difference between the amount of consideration paid by Arnos and the adjusted tax basis of the Claim. A holder of any other Claim discharged by the Debtors under the Plan will generally recognize gain or loss with respect to its Claim to the extent of the difference between the consideration received by the holder and the adjusted tax basis of the Claim. In both instances, the amount of the consideration is generally the sum of any Cash and the fair market value of any property received by the holder in exchange for the Claim. Subject to the discussion below, a holder of a Claim will generally recognize capital gain or loss if the Claim was a capital asset in the hands of such holder and as long-term or short-term gain or loss depending generally on the length of time the Claim was held. However, gain recognized by a holder of a Claim who acquired the Claim at a market discount and who did not elect to include such discount in income currently will generally be treated as recognizing ordinary income to the extent of any accrued market discount with respect to such Claim.

         With respect to any Allowed Non-Arnos Bondholder Claim, a portion of the consideration received by a holder may be viewed as attributable to accrued but unpaid interest. In that event, a holder would recognize ordinary income to the extent that the consideration received is attributable to interest accrued during the period the holder held the Allowed Non-Arnos Bondholder Claim and not previously included in income. The gain (or loss) that a holder would otherwise recognize with respect to its Claim would decrease (or increase) by the amount of such recognized ordinary income. A holder that was previously required to include interest income under its method of accounting would recognize a loss to the extent that the consideration attributable to such interest is less than the amount previously included in income by such holder. In the case of a cramdown under Alternative B of the treatment of the Bondholder Claims, the Debtors intend to treat the distribution of a beneficial interest in the Creditors' Trust to a Bondholder as a payment of accrued interest.

THE FOREGOING IS INTENDED TO BE A SUMMARY ONLY AND IS NOT INTENDED AND SHALL NOT CONSTITUTE A TAX OPINION, TAX ADVICE OR ANY REPRESENTATION OR FORM OF LEGAL OPINION BY THE DEBTORS AND THEIR COUNSEL REGARDING THE TAX CONSEQUENCES OF CONFIRMATION AND EXECUTION OF THE PLAN AS TO ANY HOLDER OF A CLAIM OR EQUITY INTEREST WITH RESPECT TO THE DEBTORS. IT IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING OR CONSULTATION WITH A TAX ADVISOR. THE FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF THE PLAN ARE COMPLEX AND, IN SOME CASES, UNCERTAIN. SUCH CONSEQUENCES MAY ALSO VARY BASED UPON THE INDIVIDUAL CIRCUMSTANCES OF EACH HOLDER OF A CLAIM OR EQUITY INTEREST. ACCORDINGLY, EACH HOLDER OF A CLAIM OR EQUITY INTEREST IS STRONGLY URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF THE PLAN.

                                VIII. LITIGATION

A.       LITIGATION CLAIMS AGAINST NEG

         The following is a description of the material litigation Claims against NEG. Each of these Claims is provided specific treatment in the Plan.

         1.       BUCKLES V. NEG

         Plaintiff filed suit as a putative class representative on September 5, 1997, in state court in Canadian County, Oklahoma, for allegedly due and unpaid royalties. NEG filed its answer on September 29, 1997, with an offer of judgment for $3,000. The plaintiff rejected the offer of judgment. Discovery is pending, and the hearing on class certification has been delayed. Proceedings are stayed due to the pendency of the Chapter 11 Cases.

         2.       SOUTHERLAND V. NEG

         Plaintiff filed suit on January 16, 1998, in state court in Harrison County, Texas, asserting that NEG wells caused damage to the plaintiff's wells. NEG filed an answer of denial on February 20, 1998. NEG believes that it is insured for the amount of any loss. Discovery is stayed, and the parties are in negotiations for a release of the plaintiff's claim. Proceedings are stayed due to the pendency of the Chapter 11 Cases.

         3.       MILTON VAUGHN V. NEG AND EAGLE SERVICES

         Plaintiff filed suit on February 10, 1998, in state court in Iberville Parish, Louisiana, for injuries allegedly suffered in a fall. NEG's insurance carrier is handling the defense, and NEG believes it is fully insured for any loss in respect of such litigation. An answer was filed on April 2, 1998. Discovery is pending, and proceedings are stayed due to the pendency of the Chapter 11 Cases.

         4.       LANDRY AND DUPREE V. EXXON, PANACO, NEG, ET AL.

         Plaintiffs filed suit on August 21, 1998, in state court in Iberville Parish, Louisiana, for unspecified damages and restoration costs associated with an oil spill on the plaintiffs' property. Two of NEG's insurance carriers are handling the defense, and NEG believes it is fully insured for any loss in respect of such litigation. Discovery is pending. The state court has ordered production of NEG's and Panaco's records regarding oil spills and remediation efforts.

B.       CAUSES OF ACTION TO BE TRANSFERRED TO THE CREDITORS' TRUST

         1.       AVOIDANCE ACTIONS

         Section 547 of the Bankruptcy Code enables a debtor in possession to avoid a transfer to a creditor made within ninety days before the petition date (or within one year before the petition date in the case of a transfer to an insider) if the transfer was made on account of an antecedent debt and enabled the creditor to receive more than it would in a liquidation. A creditor has defenses to the avoidance of such a preferential transfer based upon, among other things, the transfer's occurring as part of the ordinary course of the debtor's business or that, subsequent to the transfer, the creditor provided the debtor with new value. Section 548 of the Bankruptcy Code allows a debtor in possession to avoid a transfer to a creditor made within one year before the petition date if (i) the transfer was made with actual intent to hinder, delay, or defraud other creditors or (ii) the transfer was for less than reasonably equivalent value and the debtor was insolvent or undercapitalized at the time of the transfer or became insolvent or undercapitalized as a result of the transfer.

         The Debtors have begun their analysis of payments by the Debtors to creditors prior to the Petition Date, to determine whether such payments may be avoidable as preferential or fraudulent transfers. The Debtors are reviewing files containing payment histories for all operating accounts of the Debtors for the period September 5, 1998, though December 4, 1998. Based on the Debtors' analysis of these records, it appears that the Debtors, in the aggregate, made prepetition disbursements in excess of approximately $1.5 million.

         This section is intended only as a general description of payments made within the time period set forth above, and does not constitute an admission of any fact relevant to a cause of action to avoid a preferential or fraudulent transfer. Moreover, the payment totals set forth above are preliminary and are likely to change as the Debtors' analysis of preferences and fraudulent transfers progresses.

         2.       D&O AND RELATED LITIGATION

         The Debtors, the Committee and/or specific creditors will evaluate whether the Debtors have meritorious causes of action against their former and present directors, officers, and auditors. In the event the Creditors' Trust is created, the Debtors will transfer to the Creditors' Trust all of their right, title, and interest in and to such causes of action. The Creditors' Trustee will be responsible for final evaluation and, if deemed appropriate, filing, prosecution and/or settlement of such causes of action. The Committee has already notified the Debtors that the Committee believes such causes of action may exist. The Debtors believe that any such causes of action are without merit.

                          IX. CONFIRMATION OF THE PLAN

A.       SOLICITATION OF VOTES; VOTING PROCEDURES

         1.       BALLOTS AND VOTING DEADLINES

         A ballot to be used for voting to accept or reject the Plan, together with a postage-paid return envelope, is enclosed with all copies of this Disclosure Statement mailed to all holders of Claims and Equity Interests entitled to vote. BEFORE COMPLETING YOUR BALLOT, PLEASE READ CAREFULLY THE INSTRUCTION SHEET THAT ACCOMPANIES THE BALLOT.

         The Bankruptcy Court has directed that, in order to be counted for voting purposes, ballots for the acceptance or rejection of the Plan must be
received no later than 5:00 p.m., Central Time, on May   ,2000, at the following
address:

                                Ms. Gloria Myers
                    Neligan, Andrews, Bryson & Foley, L.L.P.
                          1717 Main Street, Suite 4050
                               Dallas, Texas 75201

         YOUR BALLOT MAY NOT BE COUNTED IF IT IS RECEIVED AT THE ABOVE ADDRESS
AFTER 5:00 P.M., CENTRAL TIME, ON MAY   ,2000.

         2.       PARTIES IN INTEREST ENTITLED TO VOTE

         Any holder of a Claim against or Equity Interest in the Debtors at the date on which the order is entered approving the Disclosure Statement whose Claim or Equity Interest has not previously been disallowed by the Bankruptcy Court is entitled to vote to accept or reject the Plan, if such Claim or Equity Interest is impaired under the Plan and either (i) such holder's Claim or Equity Interest has been scheduled by the Debtors (and such Claim or Equity Interest is not scheduled as disputed, contingent, or unliquidated) or (ii) such holder has filed a proof of claim or proof of interest on or before June 21, 2000, the last date set by the Bankruptcy Court for such filings. Any Claim or Equity Interest as to which an objection has been filed is not entitled to vote, unless the Bankruptcy Court, upon application of the holder to whose Claim or Equity Interest an objection has been made, temporarily allows such Claim or Equity Interest in an amount that it deems proper for the purpose of accepting or rejecting the Plan. Any such application must be heard and determined by the Bankruptcy Court on or before commencement of the Confirmation Hearing. A vote may be disregarded if the Bankruptcy Court determines, after notice and a hearing, that such vote was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

         3.       DEFINITION OF IMPAIRMENT

         As set forth in section 1124 of the Bankruptcy Code, a class of claims or equity interests is impaired under a plan of reorganization unless, with respect to each claim or equity interest of such class, the plan:

                  (a) leaves unaltered the legal, equitable, and contractual fights of the holder of such claim or equity interest; or

                  (b) notwithstanding any contractual provision or applicable law that entitles the holder of a claim or equity interest to demand or receive accelerated payment of such claim or equity interest after the occurrence of a default:

                           (i) cures any such default that occurred before or after the commencement of the case under the Bankruptcy Code, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code;

                           (ii) reinstates the maturity of such claim or interest as it existed before such default;

                           (iii) compensates the holder of such claim or interest for any damages incurred as a result of any reasonable reliance on such contractual provision or such applicable law; and

                           (iv)     does not otherwise alter the legal,
                                    equitable or contractual rights to which such claim or interest entitles the holder of such claim or interest.

         4.       CLASSES IMPAIRED UNDER THE PLAN

         The following Classes of Claims and Equity Interests are impaired under the Plan, and holders of Claims and Equity Interests in such Classes are entitled to vote to accept or reject the Plan:

                                    Class 1A -- Other Priority Claims
                                    Class 1B -- BMC Other Priority Claims
                                    Class 2 -- Arnos Secured Claim
                                    Class 3 -- Kauffman County Secured Claim
                                    Class 4 -- Baker Atlas Secured
                                    Class 5A -- Other Secured Claims
                                    Class 5B -- BMC Secured Claims
                                    Class 6 -- Southerland Tort Claims
                                    Class 7 -- Buckles Class Action Claim
                                    Class 8 -- Milton Vaughn Claim
                                    Class 9 -- Landry Claim
                                    Class 10 -- Bondholder Claims
                                    Class 11A -- Trade Claims
                                    Class 11B -- BMC Trade Claims
                                    Class 12 -- Intercompany Claims
                                    Class 13 -- Preferred Equity Interests
                                    Class 14 -- Common Equity Interests
                                    Class 15 -- BMC Equity Interests

         Class 13 (Preferred Equity Interests), Class 14 (Common Equity Interests), and Class 15 (BMC Equity Interests) are deemed to have rejected the Plan and therefore are not entitled to vote on the Plan. Administrative Claims, Priority Tax Claims, and Involuntary Gap Claims are unclassified; their treatment is prescribed by the Bankruptcy Code, and the holders of such Claims are not entitled to vote on the Plan. Accordingly, each holder of a Claim (other than an Administrative Claim, a Priority Tax Claim, or an Involuntary Gap Claim) is entitled to vote to accept or reject the Plan.

         5.       VOTE REQUIRED FOR CLASS ACCEPTANCE

         The Bankruptcy Code defines acceptance of a plan by a class of claims as acceptance by holders of at least two-thirds in dollar amount, and more than one-half in number, of the claims of that class which actually cast ballots for acceptance or rejection of the Plan. Thus, class acceptance takes place only if at least two-thirds in amount and a majority in number of the holders of claims voting cast their ballots in favor of acceptance.

         The Bankruptcy Code defines acceptance of a plan by a class of equity interests as acceptance by holders of at least two-thirds in amount of the equity interests of that class that actually cast ballots for acceptance or rejection of the plan. Thus, class acceptance takes place only if at least two-thirds in amount of the holders of equity interests voting cast their ballots in favor of acceptance.

B.       CONFIRMATION HEARING

         Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a hearing on confirmation of a plan. By order of the Bankruptcy Court, the Confirmation Hearing has been scheduled for May --, 2000, at _______ __.m., Central Time, in the United States Bankruptcy Court for the Northern District of Texas, Dallas Division. The Bankruptcy Court may adjourn the Confirmation Hearing from time to time without further notice except for an announcement made at the confirmation hearing or any adjournment thereof.

         Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of a plan. Any objection to confirmation of the Plan must be made in writing and filed with the Bankruptcy Court on or before May ____,2000, at the following address:

                   Clerk of the United States Bankruptcy Court
                        1100 Commerce Street, Room 12A24
                            Dallas, Texas 75242-1496

In addition, any such objection must be served upon the following parties, together with proof of service, on or before May ____, 2000:

National Energy Group, Inc.                  Patrick J. Neligan, Jr.
Attn: Philip D. Devlin, General Counsel      Neligan, Andrews, Bryson & Foley LLP
4925 Greenville Avenue                       1717 Main Street, Suite 4050
Dallas, Texas 75206                          Dallas, Texas 75201

Robert J. Mitchell                           Alan Forman
767 Fifth Avenue, 47th Floor                  Berlack, Israels & Libermann, L.L.P.
New York, New York 10153                     120 West 45th Street
                                             New York, New York 10036

Robin E. Phelan
Haynes and Boone, LLP                        George McElreath
901 Main Street, Suite 3100                  Assistant U.S. Trustee
Dallas, Texas 75202                          1100 Commerce Street, Room 9C60
                                             Dallas, Texas 75242

Hugh M. Ray
Andrews & Kurth L.L.P.
1717 Main Street, Suite 3700
Dallas, Texas 75201


         Objections to confirmation of the Plan are governed by Bankruptcy Rule 9014. UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED, THE BANKRUPTCY COURT MAY NOT CONSIDER IT.

C.       REQUIREMENTS FOR CONFIRMATION OF A PLAN

         At the Confirmation Hearing, the Bankruptcy Court must determine whether the Bankruptcy Code's requirements for confirmation of the Plan have been satisfied, in which event the Bankruptcy Court will enter an order confirming the Plan. As set forth in section 1129 of the Bankruptcy Code, these requirements are as follows:

                  1. The plan complies with the applicable provisions of the Bankruptcy Code.

                  2. The proponents of the plan complied with the applicable provisions of the Bankruptcy Code.

                  3. The plan has been proposed in good faith and not by any means forbidden by law.

                  4. Any payment made or promised by the debtors, by the plan proponents, or by a person issuing securities or acquiring property under the plan, for services or for costs and expenses in, or in connection with, the case, or in connection with the plan and incident to the case, has been approved by, or is subject to the approval of the Bankruptcy Court as reasonable.

                  5. (a) (i) The proponent of the plan has disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the plan, as a director, officer, or voting trustee of the debtors, an affiliate of the debtors participating in a joint plan with the debtors, or a successor to the debtors under the plan; and

                         (ii) the appointment to, or continuance in, such office of such individual, is consistent with the interests of creditors and equity security holders and with public policy; and

                     (b) the proponent of the plan has disclosed the identity of any insider that will be employed or retained by the reorganized debtors, and the nature of any compensation for such insider.

                  6. Any governmental regulatory commission with jurisdiction, after confirmation of the plan, over the rates of the debtor has approved any rate change provided for in the plan, or such rate change is expressly conditioned on such approval.

                  7. With respect to each impaired class of claims or interests:

                        (a) each holder of a claim or interest of such class has accepted the plan or will receive or retain under the plan on account of such claim or interest property of a value, as of the effective date of the plan, that is not less than the amount that such holder would so receive or retain if the Debtors were liquidated on such date under chapter 7 of the Bankruptcy Code on such date; or

                        (b) if section 1111 (b)(2) of the Bankruptcy Code applies to the claims of such class, the holder of a claim of such class will receive or retain under the plan on account of such claim property of a value, as of the effective date of the plan, that is not less than the value of such holder's interest in the estate's interest in the property that secures such claims.

                  8. With respect to each class of claims or interests:

                        (a) such class has accepted the plan; or

                        (b) such class is not impaired under the plan.

                  9. Except to the extent that the holder of a particular claim has agreed to a different treatment of such claim, the plan provides that:

                        (a) with respect to a claim of a kind specified in
         section 507(a)(l) or 507(a)(2) of the Bankruptcy Code, on the effective date of the plan, the holder of such claim will receive on account of such claim cash equal to the allowed amount of such claim;

                        (b) with respect to a class of claims of a kind specified in section 507(a)(3), 507(a)(4), 507(a)(5) or 507(a)(6) of the Bankruptcy Code, each holder of a claim of such class will receive:

                        (a) (i) if such class has accepted the plan, deferred cash payments of a value, as of the effective date of the plan, equal to the allowed amount of such claim; or

                            (ii) if such class has not accepted the plan, cash on the effective date of the plan equal to the allowed amount of such claim; and

                        (c) with respect to a claim of a kind specified in
         section 507(a)(7) of the Bankruptcy Code, the holder of a claim will receive on account of such claim deferred cash payments, over a period not exceeding six years after the date of assessment of such claim, of a value, as of the effective date of the plan, equal to the allowed amount of such claim.

                  10. If a class of claims is impaired under the plan, at least one class of claims that is impaired has accepted the plan, determined without including any acceptance of the plan by any insider holding a claim of such class.

                  11. Confirmation of the plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the debtors or any successor to the debtors under the plan, unless such liquidation or reorganization is proposed in the plan.

                  12. All fees payable under 28 U.S.C. Section 1930, as determined by the Bankruptcy Court at the hearing on confirmation of the plan, have been paid or the plan provides for the payments of all such fees on the effective date of the plan.

                  13. The plan provides for the continuation after its effective date of payment of all retiree benefits, as that term is defined in section 1114 of the Bankruptcy Code, at the level established pursuant to subsection (e)(1)(B) or (g) of section 1114, at any time prior to confirmation of the plan, for the duration of the period the Debtors has obligated itself to provide such benefits.

         The Debtors believe that the Plan satisfies all the statutory requirements of chapter 11 of the Bankruptcy Code, that the Debtors has complied or will have complied with all the requirements of chapter 11, and that the Plan is proposed in good faith.

         The Debtors believe that holders of all Allowed Claims and Equity Interests impaired under the Plan will receive payments under the Plan having a present value as of the Effective Date not less than the amounts likely to be received if the Debtors were liquidated in a case under chapter 7 of the Bankruptcy Code. At the Confirmation Hearing, the Bankruptcy Court will determine whether holders of Allowed Claims or Allowed Equity Interests would receive greater distributions under the Plan than they would receive in a liquidation under chapter 7.

         The Debtors also believe that the feasibility requirement for confirmation of the Plan is satisfied by the fact that the Debtors' future operating revenues will be sufficient to satisfy the Debtors' obligations under the Plan in addition to supporting sustainable growth of the enterprise. These facts and others demonstrating the confirmability of the Plan will be shown at the Confirmation Hearing.

D.       CRAMDOWN

         In the event that any impaired Class of Claims or Equity Interests does not accept the Plan, the Bankruptcy Court may still confirm the Plan at the request of the Debtors if, as to each impaired Class which has not accepted the Plan, the Bankruptcy Court determines that the Plan "does not discriminate unfairly" and is "fair and equitable" with respect to that Class. A plan of reorganization "does not discriminate unfairly" within the meaning of the Bankruptcy Code if no Class receives more than it is legally entitled to receive for its claims or equity interests.

         "Fair and equitable" has different meanings with respect to the treatment of secured and unsecured claims. As set forth in section 1129(b)(2) of the Bankruptcy Code, those meanings are as follows:

                  1. With respect to a class of secured claims, the plan provides:

                           (a) (i) that the holders of such claims retain the liens securing such claims, whether the property subject to such liens is retained by the Debtors or transferred to another entity, to the extent of the allowed amount of such claims; and

                               (ii) that each holder of a claim of such class receive on account of such claim deferred cash payments totaling at least the allowed amount of such claim, of a value, as of the effective date of the plan, of at least the value of such holder's interest in the estate's interest in such property;

                           (b) for the sale, subject to section 363(k) of the Bankruptcy Code, of any property that is subject to the liens securing such claims, free and clear of such liens, with such liens to attach to the proceeds of such sale, and the treatment of such liens on proceeds under clause (a) and (b) of this subparagraph; or

                           (c) the realization by such holders of the "indubitable equivalent" of such claims.

                  2. With respect to a class of unsecured claims, the plan provides:

                           (a) that each holder of a claim of such class receive or retain on account of such claim property of a value, as of the effective date of the plan, equal to the allowed amount of such claim; or

                           (b) the holder of any claim or interest that is junior to the claims of such class will not receive or retain under the plan on account of such junior claim or interest any property.

                  3. With respect to a class of equity interests, the plan provides:

                           (a) that each holder of an interest of such class receive or retain on account of such interest property of a value, as of the effective date of the plan, equal to the greatest of the allowed amount of any fixed liquidation preference to which such holder is entitled, any fixed redemption price to which such holder is entitled or the value of such interest; or






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                                (b) that the holder of any interest that is
         junior to the interests of such class will not receive or retain under the plan on account of such junior interest any property.

         In the event that one or more Classes of impaired Claims or Equity Interests reject the Plan, the Bankruptcy Court will determine at the Confirmation Hearing whether the Plan is fair and equitable with respect to, and does not discriminate unfairly against, any rejecting impaired Class of claims or equity interests. For the reasons set forth above, the Debtors believe the Plan does not discriminate unfairly against, and is fair and equitable with respect to, each impaired Class of Claims or Equity Interests.

                                 X. RISK FACTORS

         The following is intended as a summary of certain risks associated with the Plan, but it is not exhaustive and must be supplemented by the analysis and evaluation made by each holder of a Claim or Equity Interest of the Plan and this Disclosure Statement as a whole with such holder's own advisors.

A.       INSUFFICIENT ACCEPTANCES

         For the Plan to be confirmed, each impaired Class of Claims and Equity Interests is given the opportunity to vote to accept or reject the Plan. With regard to such impaired voting Classes; the Plan will be deemed accepted by a Class of impaired Claims if the Plan is accepted by claimants of such Class actually voting on the Plan who hold at least two-thirds (2/3) in amount and more than one-half (1/2) in number of the total Allowed Claims of the Class voted. In addition, the Plan will be deemed accepted by an impaired Class of Equity Interests if at least two-thirds (2/3) of the holders of Equity Interests in such Class cast ballots voting to accept the Plan. Only those members of a Class who vote to accept or reject the Plan will be counted for voting purposes. The Debtors reserve the right to request confirmation pursuant to the cramdown provisions in section 1129(b) of the Bankruptcy Code, which will allow confirmation of the Plan regardless of the fact that a particular Class of Claims or Equity Interests has not accepted the Plan. However, there can be no assurance that any impaired Class of Claims under the Plan will accept the Plan or that the Debtors would be able to use the cramdown provisions of the Bankruptcy Code for confirmation of the Plan.

B.       CONFIRMATION RISKS

         The following specific risks exist with respect to confirmation of the
Plan:

                  (i) Any objection to confirmation of the Plan filed by a member of a Class of Claims or Equity Interests can either prevent confirmation of the Plan or delay confirmation for a significant period of time.





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                  (ii) Since the Debtors may be seeking to obtain approval of the Plan over the rejection of one or more impaired Classes of Claims, the cramdown process could delay confirmation.

C.       CONDITIONS PRECEDENT

         Confirmation of the Plan and occurrence of the Effective Date are subject to certain conditions precedent that may never occur. The Debtors, however, are working diligently with all parties in interest to ensure that all conditions precedent are satisfied.

XI.      ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

         The Debtors have evaluated several reorganization alternatives to the Plan, including the continued operation of the Debtors under their current operating and debt structures, consummating the Arnos acquisition transaction as an asset sale under section 363 of the Bankruptcy Code, and the liquidation of the Debtors. After studying these alternatives, the Debtors concluded that the Plan is the best alternative and will maximize recoveries by holders of Claims, assuming confirmation of the Plan and consummation of the transactions contemplated by the Plan. The following discussion provides a summary of the Debtors' analysis leading to its conclusion that the Plan will provide the highest value to holders of Claims.

A.       CONTINUED OPERATION UNDER PREPETITION OPERATING AND DEBT STRUCTURE

         The Debtors' pre-Petition Date operating and debt structure provided insufficient income to meet the Debtor's obligations. As noted above, the operating losses of the recent past and the uncertainty of achieving future profits under the existing operating structure, raised substantial doubt regarding the Debtors' ability to continue as a going concern without a substantial reorganization.

         Accordingly, the Debtors determined that to continue operation under their existing operating and debt structure, or implementing the needed restructuring outside of chapter 11, would not have remedied the financial problems to which the Debtors were subject.

B.       SALE ALTERNATIVE

         The Bankruptcy Court has approved the sale of certain of the Debtors' assets to Arnos, and the transaction can be consummated as an asset sale under section 363 of the Bankruptcy Code. However, Arnos will provide an additional $2 million in cash for unsecured creditors if the transaction is consummated upon the terms set forth in the Plan. Accordingly, the Debtors believe that confirmation and consummation of the Plan will provide at least $2 million in additional value for unsecured creditors that if the Arnos transaction occurs as a standalone sale under section 363 of the Bankruptcy Code.



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C.       LIQUIDATION ALTERNATIVE

         The Debtors also have analyzed whether a chapter 7 liquidation of the assets of the Debtors would be in the best interest of holders of Claims and Equity Interests. That analysis reflects a liquidation value that is substantially lower than the value that may be realized through the Plan. The Debtors believe that liquidation would result in substantial diminution in the value to be realized by holders of Claims because of (i) the failure to realize the greater going-concern value of the Debtors' assets; (ii) additional administrative expenses involved in the appointment of a trustee or trustees, attorneys, accountants, and other professionals to assist such trustee(s) in the case of a chapter 7 proceeding); (iii) additional expenses and claims, some of which would be entitled to priority in payments, which would arise by reason of the liquidation and from the rejection of leases and other executory contracts in connection with a cessation of the Debtors' operations; and (iv) the substantial time which would elapse before creditors would receive any distribution in respect of their Claims. Consequently, the Debtors believe that the Plan, which provides for the continuation of the Debtors' core business, provides a substantially greater return to holders of Claims than would liquidation.



                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]



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                                 XII. CONCLUSION

         The Debtors urge holders of Claims to vote to ACCEPT the Plan and to evidence such acceptance by returning their ballots so that they will be received by 5:00 p.m., Central Time, on May ____,2000.


Dated:  March 14, 2000        NATIONAL ENERGY GROUP, INC.
        Dallas, Texas


                              By: /s/ BOB G. ALEXANDER
                                 -----------------------------------------
                                  Bob G. Alexander
                                  President and Chief Executive Officer





                              BOOMER MARKETING CORPORATION



                              By: /s/ BOB G. ALEXANDER
                                 -----------------------------------------
                                  Bob G. Alexander
                                  President and Chief Executive Officer



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                                    EXHIBIT A

                             PLAN OF REORGANIZATION